Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NANOVIBRONIX, INC.,
a Delaware corporation;

NVEH MERGER SUB I, INC.,
a Delaware corporation;

NVEH MERGER SUB II, LLC,
a Delaware limited liability company;

and

ENVUE MEDICAL HOLDINGS, CORP.,
a Delaware corporation

Dated as of February 14 , 2025

i

Table of Contents

(Cont’d)

ii

Table of Contents

(Cont’d)

Exhibits:

Exhibit A Definitions

Exhibit B Form of Certificate of Designation

Exhibit C Form of Parent Support Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of February 14 , 2025, by and among NanoVibronix, Inc., a Delaware corporation (“Parent”), NVEH Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“First Merger Sub”), NVEH Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”), and ENvue Medical Holdings, Corp., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of First Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the First Merger, First Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

WHEREAS, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the Second Merger;

WHEREAS, the Parties intend that, (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

WHEREAS, the Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Parent vote to approve the Parent Stockholder Matters at the Parent Stockholders’ Meeting to be convened following the Closing.

WHEREAS, the First Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of First Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of First Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

WHEREAS, the sole member of the Second Merger Sub has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole member of Second Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

WHEREAS, the Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) recommended, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters (the “Board Approval”).

WHEREAS, subsequent to the Board Approval, but prior to the execution and delivery of this Agreement, the requisite Company stockholders by written consent and in accordance with the Company’s certificate of incorporation, the Company’s bylaws and the DGCL (i) approved and adopted this Agreement and the Contemplated Transactions, (ii) acknowledged that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a true and correct copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledged that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (such matters, the “Company Stockholder Matters” and the consent, the “Stockholder Written Consent”), and the Stockholder Written Consent is to become effective by its terms immediately following the execution of this Agreement by the parties hereto.

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement among Parent and the Persons named therein (representing an aggregate commitment no less than the Note Concurrent Investment Amount of $500,000), pursuant to which such Persons will have agreed to purchase a number of convertible notes as set forth therein concurrently with the Closing in connection with the Parent Financing (the “Securities Purchase Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Parent shall file with the SEC a registration statement on Form S-1 pursuant to the Securities Act (the (“Public Offering Registration Statement”).

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders set forth on Section A-2 of the Parent Disclosure Schedule (solely in their capacity as stockholders) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit C (the “Parent Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Parent in favor of the Parent Stockholder Matters.

WHEREAS, immediately following the execution and delivery of this Agreement, but prior to the filing of the Certificate of Merger, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Article I

DESCRIPTION OF TRANSACTION

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, First Merger Sub shall be merged with and into the Company, and the separate existence of First Merger Sub shall cease. As a result of the First Merger, the Company will continue as the surviving corporation in the First Merger (the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the First Step Surviving Corporation will merge with and into Second Merger Sub, and the separate existence of the First Step Surviving Corporation shall cease. As a result of the Second Merger, Second Merger Sub will continue as the surviving entity in the Second Merger (the “Surviving Entity”).

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Section 1.2 Effects of the Merger. At and after the First Effective Time, the First Merger shall have the effects set forth in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. As a result of the First Merger, the First Step Surviving Corporation will become a wholly owned subsidiary of Parent. At and after the Second Effective Time, the Second Merger shall have the effects set forth in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA.

Section 1.3 Closing; First Effective Time; Second Effective Time. The consummation of the Merger (the “Closing”) is being consummated remotely via the electronic exchange of documents and signatures substantially simultaneously with the execution and delivery of this Agreement, or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, (i) the Parties shall cause the First Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the First Merger, satisfying the applicable requirements of the DGCL and in form and substance to be agreed upon by the Parties (the “First Certificate of Merger”) and (ii) the Parties shall cause the Second Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Second Merger, satisfying the applicable requirements of the DGCL and the DLLCA and in form and substance to be agreed upon by the Parties (the “Second Certificate of Merger” and together with the First Certificate of Merger, the “Certificates of Merger”). The First Merger shall become effective at the time of the filing of such First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such First Certificate of Merger with the consent of Parent and the Company (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”). The Second Merger shall become effective at the time of the filing of such Second Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Second Certificate of Merger with the consent of Parent and the Company (the time as of which the Second Merger becomes effective being referred to as the “Second Effective Time”).

Section 1.4 Certificate of Designation; Certificate of Incorporation and Bylaws; Directors and Officers.

(a) Prior to the First Effective Time, Parent will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

(b) At the First Effective Time:

(i) the certificate of incorporation of the First Step Surviving Corporation shall be the certificate of incorporation of the Company as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii) the bylaws of the First Step Surviving Corporation shall be the bylaws of the Company as in effect immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such bylaws; and

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(iii) the directors and officers of the First Step Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation, shall be such persons as shall be mutually agreed upon by Parent and the Company.

(c) At the Second Effective Time:

(i) the certificate of formation of the Surviving Entity shall be the certificate of formation of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such certificate of formation; provided, however, that at the Second Effective Time (as part of the Second Certificate of Merger), the certificate of formation shall be amended to (A) change the name of the Surviving Entity to “ENvue Medical Holdings LLC,” and (B) comply with Section 4.4;

(ii) the limited liability company agreement of the Surviving Entity shall be amended and restated in its entirety to read identically to the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, until thereafter amended as provided by the DLLCA and such limited liability company agreement; provided, however, that following the Second Effective Time (but as soon thereafter as practicable), the limited liability company agreement shall be amended to (A) comply with Section 4.4 and (B) change the name of the Surviving Entity to “ENvue Medical Holdings LLC”;

( iii ) the managers and officers of the Surviving Entity, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity, shall be such persons as shall be mutually agreed upon by Parent and the Company.

Section 1.5 Merger Consideration; Effect of Merger on Company Capital Stock. The aggregate merger consideration (the “Merger Consideration”) to be paid by Parent for all of the outstanding shares of Company Capital Stock at the Closing shall be (a) 1,734,995 shares of Parent Common Stock (“Parent Common Stock Payment Shares”), which shall represent a number of shares equal to no more than 19.9% of the outstanding shares of Parent Common Stock as of immediately before the First Effective Time (the “Parent Common Stock Consideration Cap”), and (b) in the event the aggregate number of shares of Parent Common Stock Payment Shares issued to any Company stockholder at Closing would result in the issuance of shares of Parent Common Stock in an amount in excess of the Parent Common Stock Consideration Cap, Parent shall issue to such Company stockholders shares of Parent Common Stock up to the Parent Common Stock Consideration Cap and shall issue the remaining balance to such stockholders a total of 57,720 shares of Parent Convertible Preferred Stock (“Parent Preferred Stock Payment Shares”). Each Parent Preferred Stock Payment Share shall be convertible into 1,000 shares of Parent Common Stock, subject to and contingent upon the affirmative vote of a majority of the Parent Common Stock present or represented and entitled to vote at a meeting of stockholders of Parent to approve, for purposes of the NASDAQ Rules, the issuance of shares of Parent Common Stock to the stockholders of the Company upon conversion of any and all shares of Parent Convertible Preferred Stock in accordance with the terms of the Certificate of Designation in substantially the form attached hereto as Exhibit B (the “Preferred Stock Conversion Proposal”). The Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares shall be allocated among the stockholders of the Company pursuant to the Exchange Ratio as set forth on the Allocation Certificate.

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Section 1.6 Conversion of Shares

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company or Parent:

(i) any shares of Company Common Stock held as treasury stock or held or owned by the Company or any wholly owned Subsidiary of the Company immediately prior to the First Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5 and Section 1.6(b), each share of Company Capital Stock outstanding immediately prior to the First Effective Time (excluding shares to be canceled pursuant to Section 1.6(a)(i)) shall be automatically converted in accordance with the Company’s certificate of incorporation solely into the right to receive a number of Parent Common Stock Payment Shares and/or Parent Preferred Stock Payment Shares pursuant to the Allocation Certificate.

(b) If any shares of Company Common Stock outstanding immediately prior to the First Effective Time are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, such shares of Company Common Stock shall no longer be subject to any right of repurchase, risk of forfeiture or other such conditions.

(c) No fractional shares of Parent Common Stock and Parent Convertible Preferred Stock shall be issued in connection with the First Merger, and no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Parent Common Stock issuable to such holder or a fraction of a share of Parent Convertible Preferred Stock issuable to such holder and any remaining fractional shares shall be rounded up to the nearest whole share.

(d) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any member of the Company or stockholder of Parent, each share of common stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one share of common stock of the First Step Surviving Corporation. If applicable, each stock certificate of First Merger Sub evidencing ownership of any such shares shall, as of the First Effective Time, evidence ownership of such shares of common stock of the First Step Surviving Corporation.

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(e) If, between the date of this Agreement and the First Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock or Parent Convertible Preferred Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Allocation Certificate shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock and Parent Common Stock and Parent Convertible Preferred Stock, with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Common Stock or Parent Common Stock or Parent Convertible Preferred Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

(f) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the First Step Surviving Corporation, Second Merger Sub or their respective stockholders, each share of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

Section 1.7 Closing of the Company’s Transfer Books. At the First Effective Time: (a) all holders of (i) certificates representing shares of Company Capital Stock and (ii) book-entry shares representing shares of Company Capital Stock (“Book-Entry Shares”), in each case, that were outstanding immediately prior to the First Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the First Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the First Effective Time. If, after the first Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the First Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Entity, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.6 and Section 1.8.

Section 1.8 Exchange of Shares.

(a) At the First Effective Time, Parent shall deposit with VStock Transfer, LLC (the “Exchange Agent”) certificates or evidence of book-entry shares representing the Parent Common Stock and Parent Convertible Preferred Stock issuable pursuant to Section 1.6(a). The Parent Common Stock and Parent Convertible Preferred Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) As soon as reasonably practicable after the record date on or after the First Effective Time, the Exchange Agent shall issue book-entry shares representing the Parent Common Stock and Parent Convertible Preferred Stock (in a number of whole shares of Parent Common Stock and Parent Convertible Preferred Stock) that each holder of Company Common Stock has the right to receive pursuant to the provisions of Section 1.6(a) and each Company Stock Certificate or Book-Entry Share formerly held by each such holder shall be deemed, from and after the First Effective Time, to represent only the right to receive book-entry shares of Parent Common Stock and Parent Convertible Preferred Stock representing the Merger Consideration and, following issuance of book-entry shares representing the Merger Consideration, shall be canceled. The Merger Consideration and any dividends or other distributions as are payable pursuant to (d) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates or Book-Entry Shares.

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(c) No dividends or other distributions declared or made with respect to Parent Common Stock or Parent Convertible Preferred Stock with a record date on or after the First Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock and/or Parent Convertible Preferred Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or transfers such Book-Entry Shares or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains unclaimed by holders of shares of Company Capital Stock as of the date that is one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Company Stock Certificates or transferred their Book-Entry Shares in accordance with this Section 1.8 shall thereafter look only to Parent as general creditors for satisfaction of their claims for Parent Common Stock and Parent Convertible Preferred Stock and any dividends or distributions with respect to shares of Parent Common Stock and Parent Convertible Preferred Stock.

(e) No Party shall be liable to any holder of any shares of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock or Parent Convertible Preferred Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law. Any portion of the Exchange Fund that remains unclaimed by holders of shares of Company Capital Stock as of the date that is two years after the Closing Date (or immediately prior to such earlier date on which the related Exchange Funds (and all dividends or other distributions in respect thereof) would otherwise escheat to or become the property of any Governmental Body) shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the First Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the First Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the First Effective Time, the right to receive its applicable portion of the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.6 and 1.8.

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(b) The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and the Company shall have the right to direct all negotiations and proceedings with respect to such demands; provided that the Parent shall have the right to participate in such negotiations and proceedings. Neither the Parent nor the Company shall, except with the other party’s prior written consent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 1.10 Further Action. If, at any time after the First Effective Time, any further action is determined by the Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Entity shall be fully authorized, and shall use their and its reasonable best efforts (in the name of the Company, in the name of Merger Subs, in the name of the Surviving Entity and otherwise) to take such action.

Section 1.11 Withholding. The Parties and the Exchange Agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent is required to deduct and withhold under the Code or any other Law with respect to the making of such payment; provided, however, that if a Withholding Agent determines that any payment to any stockholder of the Company hereunder is subject to deduction and/or withholding then, except with respect to any compensatory payments or as a result of a failure to deliver the certificate described in Section 6.2, such Withholding Agent shall (a) provide notice to such stockholders as soon as reasonably practicable after such determination (and no later than three (3) Business Days prior to undertaking such deduction and/or withholding) and (b) use commercially reasonable efforts to cooperate with such stockholder prior to Closing to reduce or eliminate any such deduction and/or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 8.13(h), except as set forth in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Subs as follows:

Section 2.1 Organization and Qualification; Charter Documents.

(a) Section 2.01(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization. Neither Company nor any of the Entities identified in Section 2.01(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 2.01(a) of the Company Disclosure Schedule. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. No Acquired Company is, or has otherwise been a party to, member of, or participant in, any partnership, joint venture or similar Entity.

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(b) Each of the Acquired Companies is a corporation, limited liability company or similar Entity duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Company has made available to Parent accurate and complete copies of: (1) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Company, including all amendments thereto; (2) the stock records of each Acquired Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the board of directors of each Acquired Company and all committees of the board of directors of each Acquired Company. The books of account, stock records, minute books and other records of the Acquired Companies are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

Section 2.2 Capital Structure.

(a) The authorized capital stock of Company consists of: (i) 1,500,000 shares of Company Common Stock, par value $0.0001 per share, of which 1,425,750 shares are issued and outstanding. All outstanding shares of Company Common Stock (collectively the “Company Capital Stock”) are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements. No shares of Company Capital Stock are held in Company’s treasury as of the date of this Agreement.

(b) As of the date of this Agreement, Company has 74,250 Company RSU’s outstanding. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Section 2.02(b) of the Company Disclosure Schedule lists each director and officer of the Company who is a holder of Company Capital Stock, the number and type of shares of such stock held by such holder, and each outstanding Company RSU.

(c) (i) None of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal in favor of Company or any other Person for which a waiver of such right of first refusal has not been obtained; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; and (iv) there is no Contract to which the Acquired Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock. None of the Acquired Companies are under any obligation, or are bound by any Contract pursuant to which they may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.

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Section 2.3 Authority; Non-Contravention; Approvals:

(a) Company has the requisite corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Company in connection with the Contemplated Transactions (the “Company Documents”) and, subject to the Stockholder Written Consent, to perform its obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Company and the Company Documents, the performance by Company of its obligations hereunder and the consummation by Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Company, subject only to the Stockholder Written Consent and the filing and recordation of the Certificate of Designation and Certificate of Merger pursuant to Delaware Law. The Stockholder Written Consent is the only vote/consent of the holders of any class or series of capital stock of Company necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions. This Agreement has been, and the Company Documents will be at or prior to the Closing, duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes, and the Company Documents when so executed and delivered will constitute, the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity;

(b) The board of directors of Company (the “Company Board”), by resolutions duly adopted by vote at a meeting of directors of Company duly called and held, or by unanimous written Consent of the Company Board, and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement, the Company Documents and the Merger, and determined that this Agreement, the Company Documents and the Contemplated Transactions, including the Merger, are fair to, and in the best interests of the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and the Company Documents and approve the Merger and all other Contemplated Transactions and directed that such matters be submitted for consideration of the Company Stockholders;

(c) Subject to Stockholder Written Consent and compliance with the requirements set forth in Section 2.3(d) below, the execution and delivery of this Agreement or the Company Documents by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) conflict with or violate any Legal Requirement applicable to any Acquired Company or by which any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquired Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Contract (as defined below), except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger or (iv) result in the creation of any Encumbrance (other than Permitted Liens) on any of the properties or assets of any Acquired Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger;

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(d) No material Consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement, the Company Documents or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger and the Certificate of Designation with the Secretary of State of the State of Delaware; (ii) the filing of Proxy Statement/Prospectus with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) such Consents, Orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iv) such Consents, Orders, registrations, declarations, filings or approvals as may be required under applicable Legal Requirements that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement.; or

Section 2.4 Anti-Takeover Statutes Not Applicable.

(a) The Company Board has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Contemplated Transactions. The Company Board has taken all action necessary to render inapplicable to this Agreement and the Contemplated Transactions any restrictions on business combinations under Delaware Law.

Section 2.5 Financial Statements.

(a) The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2022 and December 31, 2023 and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of September 30, 2024 (collectively, the “Company Financials”) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company. The balance sheet of Company as of September 30, 2024 is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.

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(b) Each of Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Company and each of its Subsidiaries maintain internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2021 (the “Company Lookback Date”), there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the Company Board or any committee thereof. Since the Company Lookback Date, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries have any liabilities, Indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements under GAAP) (each, a “Liability”), except Liabilities: (i) identified in the Company Financials, (ii) incurred in connection with the Contemplated Transactions, (iii) described on Section 2.5(d) of the Company Disclosure Schedule, (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (v) set forth in any Company Contract or (vi) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.6 Absence Of Certain Changes Or Events. Since September 30, 2024, through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement and the Company Documents, each of the Acquired Companies has conducted its business only in the ordinary course of business consistent with past practice, and:

(a) there has not been any event that has had a Company Material Adverse Effect;

(b) there has not been any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, applicable law, or as disclosed in the Company Financials;

(c) there has not been any revaluation of Company’s material assets;

(d) no Acquired Company has entered into or amended any material terms of any Contract, in each case providing for new obligations in excess of fifty thousand dollars ($50,000); and;

(e) no Acquired Company has incurred any Indebtedness (other than in the ordinary course);

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Section 2.7 Taxes.

(a) Each income and other Tax Return that any Acquired Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all respects. All Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by an Acquired Company and are properly reserved for on the books or records of Company and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquired Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquired Company for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquired Company other than liens for Taxes not yet due and payable, Taxes contested in good faith and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials;

(b) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquired Company with any taxing authority or issued by any taxing authority to an Acquired Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquired Company that are, or if issued would be, binding on an Acquired Company;

(c) No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquired Company has ever been part of a consolidated group (other than a consolidated group in which an Acquired Company is the parent) or has any Liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements

(d) Except as set forth on Section 2.07(d) of the Company Disclosure Schedule, none of the Acquired Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code

(e) No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(f) Each Acquired Company is not (and has not been for the five-year period ending at the First Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

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(g) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of obtaining an advance of a credit with respect to Taxes on or prior to the Closing Date that was not otherwise available on or prior to the Closing Date, including, but not limited to, the delay of payment of employment Taxes under Section 2302 of the CARES Act, the advance refunding of credits under Section 3606 of the CARES Act, and any delay in the payment of estimated Taxes

Section 2.8 Compliance with Legal Requirements.

(a) Company and its Subsidiaries are not and have not been at any time in violation of (i) any Legal Requirement, Order, judgment or decree applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries are bound or affected, or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations. No investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against any Acquired Company or any product of Company, nor has any Governmental Body indicated to an Acquired Company or its parent in writing an intention to conduct the same.

(b) Company and its Subsidiaries hold all material permits, licenses, registrations, authorizations, variances, exemptions, Orders and approvals from Governmental Bodies which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”). Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. Company has made available to Parent all Company Permits.

(c) Since the Company Lookback Date, no product of the Acquired Companies has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).

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(d) Each of the Acquired Companies (i) is, and since the Company Lookback Date, has been, in compliance in all material respects with (A) all written policies of Company and each of its Subsidiaries pertaining to the logical and physical security of electronic data stored or used by the Acquired Companies (the “Company Privacy Policy”), (B) all applicable laws pertaining to privacy, data protection, user data or Company Personal Information; (C) the requirements of any industry standard or self-regulatory organization by which Company or any of its Subsidiaries is bound; and (D) contractual commitments by which Company or any of its Subsidiaries is bound and (ii) has implemented and maintained commercially reasonable and appropriate administrative, technical, organizational and physical safeguards to protect such Company Personal Information against unauthorized access and use. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Company Personal Information maintained by or on behalf of Company or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. No Person (including any Governmental Body) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Company Personal Information maintained by or on behalf of any of Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement, including the Merger, will violate any Company Privacy Policy or any law pertaining to privacy, data protection user data or Company Personal Information. “Company Personal Information” means all data or information controlled, owned, stored, used or processed by Company or any of its Subsidiaries regarding or capable of being associated with an individual person or device, including, but not limited to, (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device or household, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics or mode of living, (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), whether or not such information is directly associated with an identifiable individual, and (d) internet protocol addresses, device identifiers or other persistent identifiers. Company Personal Information also includes any information maintained in association with the foregoing information. Company Personal Information may relate to any individual, including a current, prospective or former customer or employee, and includes information in any form, including paper, electronic and other forms.

(e) Since the Company Lookback Date, there has been no (i) material security incident, breach, or successful ransomware, denial of access attack, denial of service attack, hacking, or similar event with respect to any Company IT Asset, nor (ii) any material unauthorized, accidental, or unlawful access to, or destruction, loss, alteration disclosure, or other Processing of, Company Data (each, in the case of (i) and (ii), a “Company Security Incident”). None of the Acquired Companies, nor, to the knowledge of Company, all vendors, partners or other third parties that Process Company Personal Information on behalf of, or that otherwise share Company Personal Information with, the Acquired Companies (in the case of such vendors, partners, and other third parties, relating to the Acquired Companies) (“Company Data Partners”), have been required to make, any disclosure or notification to any Person under any Company privacy obligation in connection with any Company Security Incident. None of the Acquired Companies has received any material notification from any Governmental Body or other Person of any material Action relating to the data privacy, data security, data protection, or the Processing of Company Data, or alleging any violation of any Company privacy obligation. To the knowledge of Company, there has never been any audit, investigation or enforcement action (including any fines or other sanctions) by any Governmental Body or other Person relating to any Company Security Incident or material violation of any Company privacy obligation.

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Section 2.9 Legal Proceedings; Orders.

(a) Except as set forth in Section 2.9(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and no Person has, to the knowledge of Company, threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquired Companies, any business of any of the Acquired Companies or any of the assets owned, leased or used by any of the Acquired Companies or any present or former officer, director or employee of the Acquired Companies in such individual’s capacity as such; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions or (iii) that involves any product of the Acquired Companies. Except as set forth in Section 2.9(a) of the Company Disclosure Schedule, no Legal Proceeding has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 2.9(a).

(b) There is no Order to which any of the Acquired Companies, or the assets owned or used by any of the Acquired Companies (including, without limitation, any product of the Acquired Companies), is subject. To the knowledge of Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies

Section 2.10 Brokers’ and Finders’ Fees. Except for Palladium Capital Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.

Section 2.11 Company Contracts.

(a) Except for Excluded Contracts or as set forth in Section 2.11(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:

(i) any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquired Companies, and (ii) any active, retired or former employees, directors or consultants of any Acquired Company, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract), or without any obligation on the part of any Acquired Company to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Company under applicable Legal Requirements.

(ii) any Contract with any distributor, reseller or sales representative with an annual value in excess of fifty thousand dollars ($50,000);

(iii) any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of Company’s products or product candidates with an annual value in excess of fifty thousand dollars ($50,000);

(iv) any agreement or plan providing equity benefits to current or former employees of an Acquired Company, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

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(v) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vi) any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquired Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(vii) any Contract relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise, other than Contracts in which the applicable disposition or acquisition has been consummated and there are no material ongoing obligations;

(viii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of fifty thousand dollars ($50,000);

(ix) any joint marketing or development agreement;

(x) any commercial Contract that would reasonably be expected to have a material effect on the ability of Company to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Section 2.11(a)(x) of the Company Disclosure Schedule;

(xi) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Company for which a waiver of such right has not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Company;

(xii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of fifty thousand dollars ($50,000) or more in the aggregate, or contemplates or involves the performance of services having a value in excess of fifty thousand dollars ($50,000) or more in the aggregate, in each case, following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiii) any Contract that does not allow Company or any of its Subsidiaries to terminate the Contract for convenience with not more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of fifty thousand dollars ($50,000) in the aggregate.

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(b) Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Section 2.11(b) of the Company Disclosure Schedule (any such Contract, a “Company Contract”). Neither Company nor any of its Subsidiaries, nor to Company’s knowledge, any other party to a Company Contract, has, since the Company Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract or (ii) give any Person the right to declare a default in any material respect under any Company Contract, except for any immaterial violations, breaches or defaults. Each Company Contract is in full force and effect and is the legal, valid and binding obligation of Company and its Subsidiaries and, to the knowledge of Company, of the other parties thereto, enforceable against Company and its Subsidiaries and, to the knowledge of Company, such other parties in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

Section 2.12 FDA and Regulatory Matters.

(a) The Company and its Subsidiaries hold, and have held at all times since the Company Lookback Date, all of the Company Permits of all Governmental Bodies required under applicable healthcare laws, including all such permits required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for the lawful operation of the businesses of the Company and its Subsidiaries as currently conducted or as have been conducted since the Company Lookback Date, and all such Company Permits required for the operation of the businesses as currently conducted are valid and in full force and effect. Since the Company Lookback Date, there has not occurred any material violation of, default (with or without notice or lapse of time or both) under any such Company Permit. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all such Company Permits required for the operation of the businesses as currently conducted. Since the Company Lookback Date, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body alleging that any operation or activity of the Company or any of its Subsidiaries is in material violation of any healthcare law or Company Permit.

(b) Since the Company Lookback Date, all of the Company’s and its Subsidiaries’ products that are subject to the jurisdiction of the FDA or other Governmental Body under applicable healthcare laws are being researched, manufactured, imported, exported, processed, developed, labeled, stored, tested and distributed by or on behalf of the Company or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Company Permit or applicable healthcare law, including applicable statutes and implementing regulations administered or enforced by the FDA or comparable Governmental Body. Since the Company Lookback Date, all applications, notifications, submissions, information, claims, reports and data utilized by the Company or its Subsidiaries as the basis for, or submitted by or on behalf of the Company or its Subsidiaries in connection with, any and all requests for the Company Permits relating to the Company or any of its Subsidiaries when submitted to the FDA or other Governmental Body, were true and correct in all material respects as of the date of submission, and any material updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports and data required under applicable healthcare laws have been submitted to the FDA or other Governmental Body.

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(c) Since the Company Lookback Date, neither the Company nor any of its Subsidiaries have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Body to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar healthcare laws. Neither the Company, any of its Subsidiaries, nor, to the Company’s knowledge, any of their respective officers, employees, or to the Company’s actual knowledge, contractors, suppliers or agents performing research or work on behalf of the Company or any of its Subsidiaries is or, since the Company Lookback Date, has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Body or convicted of any crime that has resulted, or would reasonably be expected to result, in debarment under applicable law, including 21 U.S.C. Section 335a. No claims, Actions, proceedings or investigations that would reasonably be expected to result in such a debarment or exclusion are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Company’s knowledge, any of their respective officers, employees, or to the Company’s actual knowledge, contractors, suppliers, or agents performing research or work on behalf of the Company or any of its Subsidiaries.

(d) Since the Company Lookback Date, the manufacture of products by or on behalf of the Company and its Subsidiaries has been and is being conducted in material compliance with all applicable laws. Since the Company Lookback Date, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective contract manufacturers for products, has received any (i) FDA Form 483, (ii) warning letter, (iii) untitled letter, (iv) requests or requirements to make changes to the Company’s or any of its Subsidiaries’ products, manufacturing processes or procedures related to any product that would be adverse in any material respect to the Company or its Subsidiaries, or (v) other similar written correspondence or written notice from the FDA or any other Governmental Body alleging or asserting material noncompliance with any applicable healthcare laws or the Company Permits with respect to any product. Since the Company Lookback Date, no manufacturing site owned by the Company, its Subsidiaries, or, to the knowledge of the Company, any of their respective contract manufacturers for products, is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or another Governmental Body with respect to the Company’s or its Subsidiaries’ products.

(e) Since the Company Lookback Date, all studies, tests and preclinical and clinical trials being conducted by or on behalf of the Company or its Subsidiaries have been and are being conducted in material compliance with applicable healthcare laws, including the requirements of Good Laboratory Practices or Good Clinical Practices, as applicable. Since the Company Lookback Date, the Company and its Subsidiaries have not received any written or oral notices, correspondence or communication from any Review Board, the FDA or any other Governmental Body, recommending or requiring the termination, suspension or material adverse modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries.

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(f) To the extent required by applicable laws, since the Company Lookback Date, all clinical trials conducted by or on behalf of the Company or any of its Subsidiaries and the results of all such clinical trials have been registered and disclosed in all material respects in accordance with such applicable laws.

(g) Since the Company Lookback Date, to the extent required by applicable laws, and except as would not be material to the Company, there have been no adverse events with respect to any product that should have been reported by the Company or a Subsidiary of the Company, but were not reported, to the FDA or other Governmental Body or Review Board.

(h) The Company has made available to Parent and its advisors true and correct copies of the following materials in the possession of the Company or any of its Subsidiaries as of the date of this Agreement: (i) each active investigational new drug or marketing application, or non-United States equivalent, submitted to regulatory authorities (including the FDA, the European Medicines Agency (“EMA”) and any other Governmental Body performing functions similar to those performed by the FDA or EMA) by or on behalf of the Company or any of its Subsidiaries, including any supplements thereto, relating to the products, (ii) all material correspondence (excluding, for the avoidance of doubt, non-substantive e-mails in the ordinary course of business) to or from the FDA or any other Governmental Body, or any minutes or similar summary documentation with respect to meetings with the FDA or any other Governmental Body, in each case in this clause (ii) held by the Company or any of its Subsidiaries concerning (A) any product, (B) the Company’s and its Subsidiaries’ compliance with applicable laws regarding the products, and (C) the likelihood or timing of, or requirements for, regulatory approval of any product and (iii) all material information requested by Parent concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of the products.

(i) Since the Company Lookback Date, the Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any replacement, safety alert, warning, investigator notice, or other similar notice or action relating to an alleged lack of safety or efficacy or material regulatory compliance of any product.

(j) The Company and its Subsidiaries and, to the knowledge of the Company, any Collaboration Partner to the extent related to any product, are, and at all times since the Company Lookback Date have been, in material compliance with all applicable healthcare laws.

(k) Neither the Company, any of its Subsidiaries nor any of their respective directors, officers or employees, nor, to the knowledge of the Company, any other Representative or other Person acting on behalf of the Company or any of its Subsidiaries has since the Company Lookback Date (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, any applicable law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions, any provision of the UK Bribery Act of 2010 or any other applicable law relating to bribery, corruption, fraud or improper payments (the “Anti-Corruption Laws”); (ii) made, offered to make, promised to make, facilitated or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful advantage or payment or gift of money or anything of value, regardless of form or amount, to any Person for the purpose of securing an unlawful advantage, inducing the recipient to violate an official or lawful duty, reward the recipient for an unlawful advantage already given, or for any other improper purpose; (iii) requested, agreed to receive, or accepted a payment, gift or hospitality from a Person if it is known or suspected that it is offered with the expectation that it will obtain an unlawful business advantage for them; (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (v) to the knowledge of the Company, been or is, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws; (vi) since the Company Lookback Date, received written notice from, or made a voluntary disclosure to, any Governmental Body with regard to any alleged or potential violations of any Anti-Corruption Laws; or (vii) violated or is in violation of any other applicable laws regarding use of funds for political activity or commercial bribery. None of the Representatives of the Company are (A) an employee of any Governmental Body, (B) an employee of any commercial enterprise that is owned or controlled by a Governmental Body, including any state-owned or controlled university or medical facility, (C) an employee of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (D) a Person acting as the director of or in an official capacity for any Governmental Body, enterprise, or organization identified above, or (E) any official of a political party or candidate for political office.

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(l) Since the Company Lookback Date, none of the Company, its Subsidiaries or their respective directors, officers or employees, or, to the knowledge of the Company, any other Representative or Person acting at the direction of or on behalf of the Company or any of its Subsidiaries with respect to any product: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program, (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. §1320a-7a, (iv) is currently listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies, (v) has received written notice that it is the target of any investigation relating to any Federal Health Care Program-related offense or (vi) to the actual knowledge of the Company, has engaged in any activity that is in violation of, or is cause for civil penalties, debarment or mandatory or permissive exclusion under federal or state laws.

(m) None of the Company, any of its Subsidiaries, any officer, director or, to the knowledge of the Company, any employee of the Company, any of its Subsidiaries, or any other Representative acting at the direction of or on behalf of the Company or any of its Subsidiaries, is a Person that is (i) a Sanctioned Person or (ii) organized or resident in a Sanctioned Country. Since the Company Lookback Date, the Company and its Subsidiaries have been in compliance in all material respects with all applicable Sanctions and Trade Control Laws.

(n) All products, where required, are being marketed under and consistent with, in all material respects, valid clearances under Section 510(k) of the FDCA (or similar Governmental approvals required by international drug regulatory bodies). In each case in which the Company or any of its Subsidiaries has determined that 510(k) clearance is not required with respect to any product, the Company and/or its Subsidiaries have documented that no 510(k) clearance is required, have marketed such product in compliance in all material respects with all applicable laws, and have not taken any action that would require a 510(k) clearance.

Section 2.13 Books And Records. The minute books of the Acquired Companies made available to Parent or counsel for Parent are the only minute books of the Acquired Companies and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written Consent since the time of incorporation of Company or such Subsidiaries, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

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Section 2.14 Interested Party Transactions. Except as set forth on Section 2.14 of the Company Disclosure Schedule, no event has occurred during the past three (3) years that would be required to be reported by Company as a certain relationship or related transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

Section 2.15 Solvency. Immediately after giving effect to the Contemplated Transactions, Company and its Subsidiaries will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Company or any of its Subsidiaries.

Section 2.16 Books And Records. The minute books of the Acquired Companies made available to Parent or counsel for Parent are the only minute books of the Acquired Companies and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written Consent since the time of incorporation of Company or such Subsidiaries, as the case may be. The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

Section 2.17 Disclaimer of Other Representations and Warranties. Except for the representations and warranties previously set forth in this Section 2.17 (as modified by the applicable part of the Company Disclosure Schedule), Company makes no representation or warranty, express or implied, at law or in equity, with respect to any of its assets, Liabilities, or operations, and any such other representations and warranties are hereby expressly disclaimed and specifically that Company makes no representation or warranty with respect to anything provided or made available to Acquiring Companies or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Subject to Section 8.13(h), except (a) as set forth in the corresponding sections or subsections of the disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) or (b) as disclosed in the Parent SEC Documents filed with the SEC from and after January 1, 2023 but prior to the date hereof (but (i) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof, and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in Parent SEC Documents (x) shall not be deemed disclosed for the purposes of Section 3.1, Section 3.2, and Section 3.3 and (y) shall be deemed to be disclosed in a section of the Parent Disclosure Schedule only to the extent that it is readily apparent from a reading of such Parent SEC Document that it is applicable to such section of the Parent Disclosure Schedule, Parent and Merger Subs represent and warrant to Company as follows

Section 3.1 Organization and Qualification.

(a) Section 3.1(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization. Neither Parent nor any of the Entities identified in Section 3.1(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Section 3.1(a) of the Parent Disclosure Schedule. No Acquiring Company is, or has otherwise been, a party to, member of or participant in any partnership, joint venture or similar Entity. None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

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(b) Each of the Acquiring Companies is a corporation, limited liability company, or similar Entity duly organized, validly existing and, in jurisdictions that recognize the concept, in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquiring Companies (in jurisdictions that recognize the following concepts) are qualified to do business as a foreign corporation, and are in good standing, under the laws of all jurisdictions where the nature of their businesses require such qualification, except as would not have and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(d) The copies of the certificate of incorporation and bylaws of Parent which are incorporated by reference as exhibits to Parent’s Annual Report on Form 10-K for the year ended December 31, 2023 are complete and correct, and copies of such documents contain all amendments thereto as in effect on the date of this Agreement. Parent has made available accurate and complete copies of the articles of incorporation, bylaws, and other charter and organizational documents of each of its direct and indirect Subsidiaries.

Section 3.2 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 40,000,000 shares of Parent Common Stock, $0.001 par value, of which 6,981,332 shares are issued and outstanding, as of the close of business on the day prior to the date hereof; and (ii) 11,000,000 shares of Parent preferred stock, $0.001 par value (“Parent Preferred Stock”), of which 0 shares are issued and outstanding, as of the close of business on the day prior to the date hereof, and 0 shares of common stock are held in Parent’s treasury. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b) As of the date of this Agreement, Parent has reserved an aggregate of 600,000 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plans, under which 495,650 options are outstanding. 2,028,461 shares of Parent Common Stock, net of exercises, are reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Section 3.2(b) of the Parent Disclosure Schedule lists each outstanding option to purchase shares of Parent Common Stock (a “Parent Option”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof, the vesting schedule and post-termination exercise period thereof and whether the exercisability of such Parent Option will be accelerated in any way by the Contemplated Transactions, indicating the extent of acceleration, if any. In addition, Section 3.2(b) of the Parent Disclosure Schedule lists each outstanding warrant to purchase shares of Parent Common Stock (a “Parent Warrant”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof, the terms of exercise thereof, the exercise date thereof, and whether the exercisability of such warrant will be accelerated in any way by the Contemplated Transactions, indicating the extent of acceleration, if any.

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(c) The shares of Parent Common Stock and Parent Series X Preferred Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, will be, as of the date of such issuance, duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in Section 3.2(d) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock are subject to any right of first refusal in favor of Parent or any other Person for which a waiver of such right of first refusal has not been obtained; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; and (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in Section 3.02(d) of the Parent Disclosure Schedule, none of the Acquiring Companies are under any obligation, or are bound by any Contract pursuant to which they may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

Section 3.3 Authority; Non-Contravention; Approvals.

(a) Parent has the requisite corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Parent in connection with the Contemplated Transactions (the “Parent Documents”) and to perform its obligations hereunder and to consummate the Contemplated Transactions, except for the Parent Stockholder Matters which are subject to approval at the Parent Stockholder Meeting. The execution and delivery by Parent of this Agreement and the Parent Documents, the performance by Parent of its obligations hereunder and the consummation by Parent of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Subs to adoption of this Agreement by Parent as sole stockholder of First Merger Sub immediately following the execution hereof, the filing and recordation of the Parent Charter Amendment and the filing and recordation of the Certificate of Merger and the Certificate of Designation pursuant to Delaware Law. The affirmative vote of the holders of a majority in voting power of the shares of Parent Common Stock outstanding on the applicable record date is the only vote of the holders of any class or series of Parent Common Stock necessary to adopt or approve the Parent Stockholder Matters. This Agreement has been, and the Parent Documents will be at or prior to the Closing, duly executed and delivered by Parent and Merger Subs, as applicable, and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes, and the Parent Documents when so executed and delivered will constitute, the valid and binding obligation of Parent and Merger Subs, as applicable, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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(b) The Parent Board, by resolutions duly adopted by a vote at a meeting of directors of Parent duly called and held, or by unanimous written Consent of the Parent Board, and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement, the Parent Documents and the Merger, and determined that this Agreement, the Parent Documents and the Contemplated Transactions, including the Merger, are fair to, and in the best interests of Parent’s Stockholders, and (ii) resolved to recommend that Parent’s Stockholders approve the Parent Stockholder Matters and directed that such matters be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting. The First Merger Sub Board (by unanimous joint written consent with Parent as the sole stockholder) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of First Merger Sub and its sole stockholder and (y) deemed advisable and approved this Agreement and the Contemplated Transactions. The sole member of Second Merger Sub (by unanimous written consent) has: (A) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Second Merger Sub and the sole member; and (B) deemed advisable and approved this Agreement and the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Subs and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms.

(c) Except as set forth in Section 3.03(c) of the Parent Disclosure Schedule, the execution and delivery of this Agreement and the Parent Documents by Parent and Merger Subs, as applicable, does not, and the performance of this Agreement and the Parent Documents by Parent or Merger Subs, as applicable, will not, (i) conflict with or violate the certificate of incorporation or bylaws of any Acquiring Company, (ii) subject to obtaining approval of the Parent Stockholder Matters and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement applicable to any Acquiring Company or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the Merger or (iv) result in the creation of any Encumbrance (other than Permitted Liens) on any of the properties or assets of any Acquiring Company, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect or prevent or materially delay the Merger.

(d) No material Consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Body, is required by or with respect to Parent in connection with the execution and delivery of this Agreement, the Parent Documents or the consummation of the Contemplated Transactions, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Certificate of Merger and the Certificate of Designation with the Secretary of State of the State of Delaware, (iii) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, (v) the filing of the Parent Charter Amendment with the Secretary of State of the State of Delaware (vi) such Consents, Orders, registrations, declarations, filings or approvals as may be required under applicable federal or state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market and (vii) such Consents as may be required under the Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement.

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Section 3.4 Anti-Takeover Statutes Not Applicable. The Parent Board and the First Merger Sub Board have taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Contemplated Transactions. The Parent Board and the First Merger Sub Board have taken all action reasonably necessary to render inapplicable to this Agreement and the Contemplated Transactions any restrictions on business combinations under Delaware Law.

Section 3.5 SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a) Parent has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with or furnished by Parent to the SEC since January 1, 2023 (such date, the “Parent Lookback Date,” and such documents, the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov (the “SEC Website”). All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to the Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC. As used in this Section 3.5(a), the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Except as set forth in Section 3.5(b) of the Parent Disclosure Schedule, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from the Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the Nasdaq. As of the date of this Agreement, Parent has no outstanding or unresolved SEC comments. As of the date of this Agreement, except as set forth in Section 3.5(b) of the Parent Disclosure Schedule, Parent is in compliance in all material respects with the applicable listing and governance rules and regulations of the Nasdaq.

(c) Since the Parent Lookback Date, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

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(d) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.

(e) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files, submits or furnishes under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(f) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby. Parent has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K). Parent is not a party to any off-balance sheet partnerships, joint ventures, or similar arrangements. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent Financials in accordance with GAAP.

(g) Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries have any Liabilities, except Liabilities (i) identified in the Parent Financials, (ii) incurred in connection with the Contemplated Transactions, (iii) disclosed in Section 3.5(g) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, (v) incurred since the date of the Parent Unaudited Interim Balance Sheet in the ordinary course of business consistent with past practices or (vi) that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.6 Absence Of Certain Changes Or Events. Since the date of the most recent periodic report on Form 10-Q filed by Parent with the SEC through the date of this Agreement, and other than with respect to the negotiation, execution and performance of this Agreement and the Parent Documents, each of the Acquiring Companies has conducted its business in the ordinary course of business, and, except as set forth in Section 3.6 of the Parent Disclosure Schedule:

(a) there has not been any event that has had a Parent Material Adverse Effect;

(b) no Acquiring Company has entered into or amended any material terms of any Contract, in each case providing for new obligations in excess of fifty thousand dollars ($50,000);

(c) there has not been any revaluation of any Acquiring Companies’ material assets; and

(d) no Acquiring Company has incurred any Indebtedness.

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Section 3.7 Taxes.

(a) Each of the income and other Tax Returns that any Acquiring Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All Taxes due and payable by Parent or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent and its Subsidiaries. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the SEC Documents.

(b) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on any Acquiring Company.

(c) No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquiring Company has any Liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(d) None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(e) No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(f) No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

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(g) No Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

Section 3.8 Intellectual Property. Parent and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, Copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with their respective businesses as presently conducted (collectively, the “Parent Owned IP Rights”). Neither Parent nor any of its Subsidiaries has received any written notice of a claim or otherwise has any knowledge of any claim that any Parent Owned IP Right, or that the manufacture, sale, offer for sale, development, use or importation of any product, product candidate or service by or on behalf of Parent or its Subsidiaries, violates, misappropriates or infringes upon rights of any Person, except as would not have or reasonably be expected to have a Parent Material Adverse Effect.

Section 3.9 Compliance with Legal Requirements.

(a) Parent and its Subsidiaries are not and have not been at any time in violation of (i) any Legal Requirement, Order, judgment or decree applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries are bound or affected, or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations. No investigation or review by any Governmental Body is pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries or any product of Parent, nor has any Governmental Body indicated to an Acquiring Company or its parent in writing an intention to conduct the same.

(b) Except for matters regarding the FDA or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”), Parent and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, Orders and approvals from Governmental Bodies which are necessary to the operation of the business of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Permits”). Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit. The rights and benefits of each Parent Permit will be available to the Surviving Entity immediately after the First Effective Time on terms substantially identical to those enjoyed by Parent immediately prior to the First Effective Time. Parent has made available to Company all Parent Permits.

(c) There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged violation by Parent or any of its Subsidiaries of the FDCA, the Public Health Service Act (“PHSA”), FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug/Device Regulatory Agency.

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(d) Each of Parent and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Parent and Merger Subs as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Parent Product Candidates”) (the “Parent Regulatory Permits”) and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Section 3.9(d) of the Parent Disclosure Schedule identifies each Parent Regulatory Permit. Parent has timely maintained and is in compliance in all material respects with the Parent Regulatory Permits and neither Parent nor or any of its Subsidiaries has, since January 1, 2023, received any written notice or correspondence or, to the Knowledge of Parent, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Regulatory Permit. Parent has made available to the Company all information requested by the Company in Parent’s or its Subsidiaries’ possession or control relating to material Parent Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Parent Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information are accurate and complete in all material respects.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, in which Parent or its Subsidiaries or their respective product candidates, including the Parent Product Candidates, have participated were, since January 1, 2023, and, if still pending, are being conducted in accordance in all material respects with standard medical and scientific research procedures, and in compliance in all material respects with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812. Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug/Device Regulatory Agency requiring or, to the Knowledge of Parent, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or its current product candidates, including the Parent Product Candidates, have participated. Further, no clinical investigator, researcher or clinical staff participating in any clinical study conducted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries has been disqualified from participating in studies involving the Parent Product Candidates, and to the Knowledge of Parent, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f) Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer, nor their respective officers, employees or agents, with respect to any Parent Product Candidate has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Parent, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Parent, any of its Subsidiaries, and to the Knowledge of the Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of its officers, employees or agents.

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(g) All manufacturing operations conducted by, or to the Knowledge of Parent, for the benefit of, Parent or its Subsidiaries in connection with any Parent Product Candidate, since January 1, 2023, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any manufacturing site of a contract manufacturer or laboratory, with respect to any Parent Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug/Device Regulatory Agency alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Drug/Device Regulatory Agency, and, to the Knowledge of Parent, neither the FDA nor any other Drug/Device Regulatory Agency is considering such action

(i) None of the Acquiring Companies, and to the knowledge of Parent, no Representative of any of the Acquiring Companies on their behalf with respect to any matter relating to any of the Acquiring Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

(j) Since January 1, 2023, no product of the Acquiring Companies has at any time been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise).

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(k) Each of the Acquiring Companies (i) is, and since January 1, 2023, has been, in compliance in all material respects with (A) all written policies of Parent and each of its Subsidiaries pertaining to the logical and physical security of electronic data stored or used by the Acquiring Companies (the “Parent Privacy Policy”), (B) all applicable laws pertaining to privacy, data protection, user data or Parent Personal Information; (C) the requirements of any industry standard or self-regulatory organization by which Parent or any of its Subsidiaries is bound; and (D) contractual commitments by which Parent or any of its Subsidiaries is bound and (ii) has implemented and maintained commercially reasonable and appropriate administrative, technical, organizational and physical safeguards to protect such Parent Personal Information against unauthorized access and use. There has been no loss, damage or unauthorized access, disclosure, use or breach of security of Parent Personal Information maintained by or on behalf of Parent or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. No Person (including any Governmental Body) has made any written claim or commenced any action with respect to unauthorized access, disclosure or use of Parent Personal Information maintained by or on behalf of any of Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Parent Material Adverse Effect. None of (1) the execution, delivery, or performance of this Agreement or (2) the consummation of any of the transactions contemplated by this Agreement, including the Merger, will violate any Parent Privacy Policy or any law pertaining to privacy, data protection user data or Parent Personal Information. “Parent Personal Information” means all data or information controlled, owned, stored, used or processed by Parent or any of its Subsidiaries regarding or capable of being associated with an individual person or device, including, but not limited to, (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device or household, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics or mode of living, (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), whether or not such information is directly associated with an identifiable individual, and (d) internet protocol addresses, device identifiers or other persistent identifiers. Parent Personal Information also includes any information maintained in association with the foregoing information. Parent Personal Information may relate to any individual, including a current, prospective or former customer or employee, and includes information in any form, including paper, electronic and other forms.

(l) Since January 1, 2023, there has been no (i) material security incident, breach, or successful ransomware, denial of access attack, denial of service attack, hacking, or similar event with respect to any Parent IT Asset, nor (ii) any material unauthorized, accidental, or unlawful access to, or destruction, loss, alteration, disclosure, or other Processing of, Parent Data (each, in the case of (i) and (ii), a “Parent Security Incident”). None of the Acquiring Companies, nor, to the knowledge of Parent, all vendors, partners or other third parties that Process Parent Personal Information on behalf of, or that otherwise share Parent Personal Information with, the Acquiring Companies (in the case of such vendors, partners, and other third parties, relating to the Acquiring Companies) (“Parent Data Partners”), or been required to make, any disclosure or notification to any Person under any Parent privacy obligation in connection with any Parent Security Incident. None of the Acquiring Companies has received any notification from any Governmental Body or other Person of any material Action relating to the data privacy, data security, data protection, or the Processing of Parent Data, or alleging any violation of any Parent privacy obligation. To the knowledge of Parent, there has never been any audit, investigation or enforcement action (including any fines or other sanctions) by any Governmental Body or other Person relating to any Parent Security Incident or violation of any Parent privacy obligation.

Section 3.10 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and no Person has, to the knowledge of Parent, threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies or to the knowledge of Parent any present or former officer, director or employee of the Acquiring Companies in such individual’s capacity as such; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions or (iii) that involves any product of the Acquiring Companies. No Legal Proceeding has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect. To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 3.10(a).

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(b) There is no Order to which any of the Acquiring Companies, or the assets owned or used by any of the Acquiring Companies (including, without limitation, any product of the Acquiring Companies), is subject. To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

Section 3.11 Brokers’ and Finders’ Fees. Except as set forth in Section 3.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquiring Companies.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan that is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Acquiring Company or any of their ERISA Affiliates (collectively, the “Parent Employee Plans”). Neither Parent nor, to the knowledge of Parent, any other Person, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements. With respect to each material Parent Employee Plan, Parent has made available to Company, accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent Internal Revenue Service determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Plan that is subject to ERISA and Code reporting requirements.

(b) Each Parent Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects. No Acquiring Company is in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any of Parent Employee Plans. All contributions required to be made by any Acquiring Company or any their ERISA Affiliates to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP. Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Parent, no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Plan that would cause the loss of such qualification.

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(c) Each Parent Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements under Section 102 of the Israeli Income Tax Ordinance 1961 in all material respects. Parent and the Acquiring Company shall immediately after signing approach the Israeli tax authorities for the purpose of obtaining a tax ruling for the deferral of tax applicable to Israeli employees participating in the Plan and for the continuous application of Section 102 on the assumed Awards.

(d) No Parent Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent, is threatened against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(e) No Acquiring Company nor any of their ERISA Affiliates has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. No Acquiring Company nor any of their ERISA Affiliates has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(f) Except as set forth in Section 3.12(f) of the Parent Disclosure Schedule, consummation of the Merger will not (i) entitle any current or former employee or other service provider of an Acquiring Company or any of their ERISA Affiliates to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by an Acquiring Company pursuant to any Parent Employee Plan in connection with the Contemplated Transactions will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

Section 3.13 Title to Assets; Real Property.

(a) The Acquiring Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them, in each case, that are material to the Acquiring Companies taken as a whole. All of said assets are owned or, in the case of leased assets, leased by the Acquiring Companies, in each case, free and clear of any Encumbrances, except for Permitted Liens. Each of the Acquiring Companies has complied with the material terms of all leases to real and personal property to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Acquiring Companies enjoy peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b) Section 3.13(b) of the Parent Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Acquiring Companies and (ii) all real property leased for the benefit of the Acquiring Companies.

(c) All material items of equipment and other tangible assets owned by or leased to the Acquiring Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquiring Companies in the manner in which such businesses are currently being conducted immediately prior to the First Effective Time. The Acquiring Companies do not own and have not, since the Parent Lookback Date, owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 3.13(b) of the Parent Disclosure Schedule.

(d) Nothing in this Section 3.13 relates to Intellectual Property, which is covered with respect to the Acquiring Companies solely by Section 3.8.

Section 3.14 Environmental Matters.

(a) No hazardous material has been released as a result of the deliberate actions of Parent or any of its Subsidiaries, or, to the knowledge of Parent, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries has engaged in Hazardous Material Activities in material violation of any Legal Requirement in effect on or before the date hereof.

(c) Parent and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and Consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Parent and its Subsidiaries as such activities and businesses are currently being conducted.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Parent, threatened concerning any Parent Environmental Permit, hazardous material or any Hazardous Material Activity of Parent or any of its Subsidiaries

Section 3.15 Labor Matters.

(a) To the knowledge of Parent, no key employee or group of key employees has threatened to terminate employment with any Acquiring Company or has plans to terminate such employment.

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(b) No Acquiring Company is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) Except as set forth in Section 3.15(c) of the Parent Disclosure Schedule, no Acquiring Company is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other Contemplated Transactions; (ii) agreement with any current or former employee of Parent providing any term of employment or compensation guarantee extending for a period longer than one (1) year from the date hereof or for the payment of compensation in excess of one hundred thousand dollars ($100,000) per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

Section 3.16 Parent Contracts.

(a) Except for Excluded Contracts or as set forth (x) in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2023 or subsequently filed with the SEC pursuant to any current or periodic report and available on the SEC Website or (y) in Section 3.16(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i) any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (A) any of the Acquiring Companies and (B) any active, retired or former employees, directors or consultants of any Acquiring Company, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract), or without any obligation on the part of any Acquiring Company to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquiring Company under applicable Legal Requirements;

(ii) any Contracts identified or required to be identified in Section 3.13(b) of the Parent Disclosure Schedule;

(iii) any Contract with any distributor, reseller or sales representative with an annual value in excess of fifty thousand dollars ($50,000);

(iv) any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Parent in relation to the manufacture of Parent’s products or product candidates with an annual value in excess of fifty thousand dollars ($50,000);

(v) any agreement or plan providing equity benefits to current or former employees of an Acquiring Company, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

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(vi) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Parent or any of its Subsidiaries and any of its officers or directors;

(vii) any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii) any Contract relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise (other than Contracts in which the applicable disposition or acquisition has been consummated and there are no material ongoing obligations);

(ix) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of fifty thousand dollars ($50,000);

(x) any joint marketing or development agreement;

(xi) any commercial Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Section 3.16(a)(xi) of the Parent Disclosure Schedule;

(xii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company for which a waiver of such right has not been obtained; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(xiii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of fifty thousand dollars ($50,000) or more in the aggregate, or contemplates or involves the performance of services having a value in excess of fifty thousand dollars ($50,000) or more in the aggregate, in each case following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiv) any Contract that does not allow Parent or any of its Subsidiaries to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of fifty thousand dollars ($50,000) in the aggregate.

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(b) Parent has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Section 3.16 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Section 3.16 of the Parent Disclosure Schedule but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2023 or as an exhibit to any current or periodic report subsequently filed with the SEC, but excluding Excluded Contracts, a “Parent Contract”). Neither Parent nor any of its Subsidiaries, nor to the knowledge of Parent any other party to a Parent Contract, has, since the Parent Lookback Date, materially breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts. To the knowledge of Parent, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract or (ii) give any Person the right to declare a default in any material respect under any Parent Contract, except for any immaterial violations, breaches or defaults. Each Parent Contract is in full force and effect and is the legal, valid and binding obligation of Parent and its Subsidiaries and, to the knowledge of Parent, of the other parties thereto, enforceable against Parent and its Subsidiaries and, to the knowledge of Parent, such other parties in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

Section 3.17 Insurance.

(a) Section 3.17(a) of the Parent Disclosure Schedule sets forth each material insurance policy (the “Parent Insurance Policies”) to which Parent or its Subsidiaries is a party. Parent or its Subsidiaries maintain all Parent Insurance Policies in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Parent’s and its Subsidiaries’ businesses in all material respects. To the knowledge of Parent, such Parent Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure. Since the Parent Lookback Date, all premiums due and payable under such Parent Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof. True, complete and correct copies of such Parent Insurance Policies, or summaries of all terms material thereof, have been made available to Company.

(b) There are no material claims pending under any Parent Insurance Policies as to which coverage has been questioned, denied or disputed. Since the Parent Lookback Date, all material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received written notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies

Section 3.18 Interested Party Transactions. No event has occurred since the Parent Lookback Date that would be required to be reported by Parent as a certain relationship or related transaction pursuant to Item 404 of Regulation S-K, if Parent were required to report such information in periodic reports pursuant to the Exchange Act.

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Section 3.19 No Business Activities by Merger Sub. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed on July 28, 2023 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K. Section 3.19 of the Parent Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

Section 3.20 Solvency. Except as set forth in Section 3.20 of the Parent Disclosure Schedule, immediately after giving effect to the Contemplated Transactions, Parent and its Subsidiaries will be Solvent. No transfer of property is being made, and no obligation is being incurred in connection with the Contemplated Transactions, with the intent to hinder, delay or defraud either present or future creditors of Parent or its Subsidiaries.

Section 3.21 Shell Company Status. Parent is not, and never has been, an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

Section 3.22 Valid Issuance. The Parent Common Stock and Parent Series X Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

Section 3.23 Opinion of Financial Advisor. The Parent Board has received an opinion of Gemini Partners dated on or about the date of the Agreement, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration (as specified in such opinion) is fair, from a financial point of view, to Parent.

Section 3.24 Absence of Liabilities. Immediately after giving effect to the Contemplated Transactions there will be no material debts, liabilities or obligations of any nature, whether accrued, absolute, contingent, or otherwise, on the Parent except for the obligations related to this Agreement, and the Parent’s corporate affairs arising after the Closing as specifically set forth in Section 3.24 of the Parent Disclosure Schedule. Immediately after the approval of the Parent Stockholders Matters, the Parent will terminate the employment of all of the employees of the Parent, subject to any fulfillment of any obligations or payments owed by the Parent to such employees pursuant to their employment agreements or other employment obligations entered into prior to the date hereof, provided, however, for the avoidance of doubt this shall not include an obligation to terminate any of the employees of Surviving Entity.

Section 3.25 Disclaimer of Other Representations and Warranties. Except for the representations and warranties previously set forth in this Section 3.25 (as modified by the applicable Parent Disclosure Schedule and, subject to the introduction to this Section 3.25, the Parent SEC Documents filed with the SEC from and after January 1, 2023), Parent makes no representation or warranty, express or implied, at law or in equity, with respect to any of its assets, Liabilities, or operations, and any such other representations and warranties are hereby expressly disclaimed and specifically that Parent makes no representation or warranty with respect to anything provided or made available to Acquired Companies or their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement

Article IV

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.1 Parent Stockholders’ Meeting.

(a) As promptly as practicable following the execution of this Agreement, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking:

(i) approval of the Preferred Stock Conversion Proposal;

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(ii) approval of the New Incentive Plan;

(iii) authorization of an amendment of Parent’s certificate of incorporation to authorize sufficient Parent Common Stock to be issued in connection with (x) the conversion of the Parent Convertible Preferred Stock issued pursuant to this Agreement and (y) the New Incentive Plan (the “Charter Amendment Proposal”) (the matters contemplated by the clauses 4.1(a)(i)–(iii) are referred to as the “Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”).

(b) Parent agrees to use reasonable best efforts to call and hold the Parent Stockholders’ Meeting as soon as practicable after the date hereof. If the approval of the Parent Stockholder Matters is not obtained at the Parent Stockholders’ Meeting or if on a date preceding the Parent Stockholders’ Meeting, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, then, in each case, Parent will use its reasonable best efforts to adjourn the Parent Stockholders’ Meeting one or more times to a date or dates no more than thirty (30) days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Parent Stockholders’ Meeting is not so adjourned, and/or if the approval of the Parent Stockholder Matters is not then obtained, Parent will use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Parent or, if such annual meeting is not scheduled to be held within four months after the Parent Stockholders’ Meeting, a special meeting of the stockholders of Parent to be held within four months after the Parent Stockholders’ Meeting. Parent will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Parent to approve the Parent Stockholder Matters will be solicited and taken, at least once every four (4) months until Parent obtains approval of the Parent Stockholder Matters.

(c) Parent agrees that: (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use its reasonable best efforts to solicit and obtain such approval within the time frames set forth in Section 4.2(c) and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that the Parent’s stockholders vote to approve the Parent Stockholder Matters.

(d) The Company and Parent acknowledge that, under the NASDAQ Rules, the Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares will not be entitled to vote on the Preferred Stock Conversion Proposal.

Section 4.2 SEC Filings.

(a) As promptly as practicable after the Closing Date, Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders’ Meeting to be held in connection with the Parent Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Parent shall use its commercially reasonable efforts to (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement.

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(b) Parent covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Parent shall use commercially reasonable efforts to cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If Parent, First Merger Sub, Second Merger Sub or the Surviving Entity (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in Parent filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(d) As promptly as practicable after the Closing Date, Parent shall file with the SEC, (and in any event, on or prior to the date that is 30th calendar day following the Closing Date ) a registration statement on Form S-3 (or any successor form), if available, or if not available, a registration statement on Form S-1 (or any successor form) for use by Parent, with respect to the Parent Common Stock Payment Shares and shares of Parent Common Stock issuable upon conversion of Parent Preferred Stock Payment Shares, to the extent necessary to register such shares for resale under the Securities Act.

Section 4.3 Reservation of Parent Common Stock; Issuance of Shares of Parent Common Stock. Parent covenants that at all times after receipt of the approval of the Parent Stockholder Matters obtained at the Parent Stockholders’ Meeting, for as long as any Parent Convertible Preferred Stock remain outstanding, Parent shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Parent Common Stock or shares of Parent Common Stock held in treasury by Parent, for the purpose of effecting the conversion of the Parent Convertible Preferred Stock, the full number of shares of Parent Common Stock then issuable upon the conversion of all Parent Convertible Preferred Stock then outstanding. All shares of Parent Common Stock delivered upon conversion of the Parent Convertible Preferred Stock shall be newly issued shares or shares held in treasury by Parent, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

Section 4.4 Indemnification of Officers and Directors.

(a) From the First Effective Time through the seventh (7th) anniversary of the date on which the First Effective Time occurs, each of Parent and the Surviving Entity shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Parent or the Company or any of their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, or any Subsidiary thereof, asserted or claimed prior to the First Effective Time, in each case, to the fullest extent permitted under applicable Law. Except in the case of fraud and willful misconduct, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Entity, jointly and severally, upon receipt by Parent or the Surviving Entity from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL or DLLCA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

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(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of seven years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of formation and limited liability company agreement of the Surviving Entity shall contain, and Parent shall cause the certificate of formation and limited liability company agreement of the Surviving Entity to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the First Effective Time, (i) the Surviving Entity shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.

(d) From and after the First Effective Time, Parent shall continue to maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. From and after the First Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 4.4 in connection with their successful enforcement of the rights provided to such persons in this Section 4.4.

(e) The provisions of this Section 4.4 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

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(f) In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 4.4. Parent shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 4.4.

Section 4.5 Additional Agreements. The Parties shall use reasonable best efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use reasonable best efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.

Section 4.6 Listing. Parent shall use its reasonable best efforts to (a) maintain its existing listing on NASDAQ; (b) prepare and submit to NASDAQ a notification form for the listing of the shares of Parent Common Stock Payment Shares; and (c) to the extent required by NASDAQ rules and regulations, file an initial listing application for the Parent Common Stock on NASDAQ (the “NASDAQ Listing Application”), which NASDAQ Application shall be prepared in cooperation with the Company, and to cause such NASDAQ Listing Application to be conditionally approved prior to the First Effective Time. The Parties will use reasonable best efforts to coordinate with respect to compliance with NASDAQ rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between NASDAQ and such Party or its representatives. The Company will cooperate with Parent as reasonably requested by Parent with respect to the NASDAQ Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.6.

Section 4.7 Tax Matters. For U.S. federal income Tax purposes, (i) the Parties intend that the First Merger and the Second Merger, taken together, constitute an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which the Parent, Merger Subs and the Company are parties under Section 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position (including during the course of any audit, litigation or other proceeding with respect to Taxes) inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. The Parties shall (and shall cause their Affiliates to) will not take any action or cause any action to be taken, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment.

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Section 4.8 Legends.

(a) Parent shall be entitled to place appropriate legends, including the legend noted in Section 4.15, on the book entries and/or certificates evidencing any shares of Parent Common Stock or Parent Convertible Preferred Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and Parent Convertible Preferred Stock.

(b) Any holder (a “Holder”) of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares (“Parent Securities”) may request that Parent remove, and, to the extent such Holder delivers to Parent or its Transfer Agent its legended certificate representing such shares of Parent Securities (or a request for legend removal, in the case of Parent Securities issued in book-entry form) together with such other customary letters of representation as Parent may reasonably request, Parent agrees to cause the removal of, any legend from such Parent Securities: (i) if there is an effective registration statement covering the resale of such Parent Securities (the date of effectiveness thereof, the “Registration Statement Effective Date”), (ii) if such Parent Securities are sold or transferred pursuant to Rule 144, (iii) if such Parent Securities are eligible for sale under Rule 144(b)(1), (iv) if at any time on or after the date hereof such Holder certifies that it is not an “affiliate” of Parent (as such term is used under Rule 144) and that such Holder’s holding period for purposes of Rule 144 is at least six (6) months, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC), in each case of the foregoing, provided that any contractual lock-up period applicable to such Holder’s Parent Securities (if any) has expired (collectively, the “Unrestricted Conditions”). If a legend removal request is made pursuant to the foregoing, Parent will, no later than the Standard Settlement Period following the delivery by a Holder to Parent or Parent’s Transfer Agent of a legended certificate representing such Parent Securities (or a request for legend removal, in the case of Parent Securities issued in book-entry form) together with such other customary letters of representation as Parent may reasonably request (the “Unlegended Share Delivery Date”), deliver or cause to be delivered to such Holder a certificate representing such Parent Securities that is free from all restrictive legends, or an equivalent book-entry position, as requested by the Holder. If so requested by a Holder, Parent Securities free from all restrictive legends shall be transmitted by Parent’s Transfer Agent to a Holder by crediting the account of such Holder’s prime broker with the Depository Trust Company (“DTC”) through DTC’s Deposit/Withdrawal at Custodian system (“DWAC”), as directed by such Holder. If a Holder effects a transfer of the Parent Securities, Parent shall permit the transfer and shall promptly instruct its Transfer Agent to issue one or more certificates or credit the Parent Securities to the applicable balance accounts at DTC in such name and in such denominations as specified by such Holder to effect such transfer. Without limiting the obligations of Parent pursuant to the foregoing, (i) upon the occurrence of the Registration Statement Effective Date, Parent shall remove, and cause Transfer Agent to remove, all restrictive legends, including the legend set forth in Section 4.15 below (or, in the event that shares of Parent Common Stock issuable upon conversion of Parent Preferred Stock Conversion Shares following the Registration Statement Effective Date, such shares shall be issued without restrictive legends), and (ii) if required by the Transfer Agent, Parent shall cause its counsel to issue a blanket legal opinion to its Transfer Agent promptly after the Registration Statement Effective Date, or at such other time as any of the Unrestricted Conditions has been met, to effect the removal of restrictive legends hereunder. If Parent shall fail to issue to any Holder (other than a failure caused by incorrect, incomplete or untimely information provided by the Holder to Parent or its Transfer Agent), by the applicable Unlegended Share Delivery Date, a certificate, or a book-entry statement, as applicable, representing such Parent Securities without restrictive legend or to issue such Parent Securities to such Holder without restrictive legend through DWAC to the applicable balance account at DTC, as applicable, and after the Unlegended Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) or such Holder or such Holder’s brokerage firm otherwise purchases the Parent Securities to deliver in satisfaction of a sale by such Holder of the Parent Securities which such Holder anticipated receiving without restrictive legend (a “Buy-In”), then Parent shall pay in cash to such Holder the amount by which (if any) (X) such Holder’s total purchase price (including brokerage commissions, if any) for the Parent Securities so purchased in the Buy-In exceeds (Y) the amount obtained by multiplying (I) the number of shares of the Parent Securities that Parent was required to deliver without restrictive legend to such Holder on the Unlegended Share Delivery Date multiplied by (II) the price at which the sell order giving rise to such purchase obligation was executed. Nothing herein shall limit any Holder’s right to pursue any other remedies available to it hereunder or otherwise at law or in equity, including a decree of specific performance and/or injunctive relief, with respect to Parent’s failure to timely deliver the Parent Securities without restrictive legend as required pursuant to the terms hereof. Each Holder hereby agrees that the removal of the restrictive legend pursuant to this Section 4.8(b) is predicated upon Parent’s reliance that such Holder will sell any such Parent Securities pursuant to either the registration requirements of the Securities Act, or an exemption therefrom. Any fees (with respect to Parent’s Transfer Agent, Parent counsel or otherwise) associated with the issuance of any required opinion or the removal of such restrictive legend shall be borne by Parent. Parent shall not be responsible for any fees incurred by the Holders in connection with the delivery of such Unlegended Parent Securities.

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Section 4.9 Directors and Officers.

(a) The Parties shall take all necessary action so that immediately after the Second Effective Time, (a) the Parent Board is comprised of seven members: (i) five such members designated by Parent who are Brian Murphy, Christopher Fashek, Martin Goldstein, Thomas Mika, Aurora Cassirer and (ii) two such members designated by the Company which are Doron Besser and Zeev Rotstein.

(b) The Parties shall take all necessary action so that immediately after approval of the Preferred Stock Conversion Proposal at the Parent Stockholders’ Meeting, (a) the Parent Board is comprised of five members as follows: (i) one such members designated by Parent who shall be determined by Brian Murphy and Steve Brown with consultation from Doron Besser and (ii) four such members designated by the Company who are Doron Besser, Zeev Rotstein, Yaron Itzhari, David Ian Johnson, (b) Dr. Doron Besser shall be elected CEO of Parent and Rita Silberberg shall be elected/appointed, as applicable, VP of Corporate Finance and (c) Parent will amend and restate its certificate of incorporation and take all other actions necessary to cause its name to be changed to “ENvue Medical, Inc.”.

Section 4.10 Section 16 Matters. Prior to the First Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, restricted stock awards to acquire Parent Common Stock and any Parent Options and Parent Warrants to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 4.11 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the First Effective Time.

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Section 4.12 Closing Certificates.

(a) The Company will prepare and deliver to Parent prior to the Closing a certificate signed by the President of the Company in a form reasonably acceptable to Parent setting forth, as of immediately prior to the First Effective Time: (i) each holder of Company Common Stock; (ii) such holder’s name and address; (iii) the number of Company Capital Stock held as of immediately prior to the First Effective Time for each such holder; and (iv) the number of shares of Parent Common Stock, Parent Convertible Preferred Stock to be issued to such holder, pursuant to this Agreement in respect of the Company Common Stock held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).

(b) Parent will prepare and deliver to the Company prior to the Closing a certificate signed by the Chief Financial Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Reference Date: (A) the number of Parent Common Stock outstanding and (B) (i) each record holder of Parent Common Stock, Parent Options and Parent Warrants, (ii) such record holder’s name and address, and (iii) the number of shares of Parent Common Stock underlying each of the Parent Options and Parent Warrants as of the First Effective Time for such holder (the “Parent Outstanding Shares Certificate”).

Section 4.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

Section 4.14 Obligations of Merger Subs. Parent will take all action necessary to cause Merger Subs to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 4.15 Private Placement. Each of the Company and Parent shall take all reasonably necessary action on its part such that the issuance of Parent Common Stock Payment Shares and Parent Preferred Stock Payment Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate and/or book-entry statement representing Parent Common Stock Payment Shares and the Parent Preferred Stock Payment Shares comprising Merger Consideration shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. ACCORDINGLY, THIS SECURITY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY AND ITS TRANSFER AGENT SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND THE TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

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Section 4.16 Incentive Plan. As soon as administratively practicable following (i) the approval of the Parent Stockholder Matters by stockholders of Parent and (ii) the amendment of Parent’s certificate of incorporation to authorize sufficient Parent Common Stock, Parent shall adopt or cause to be adopted a new stock incentive plan, or amend the current 2024 Long-Term Incentive Plan (such plan, the “New Incentive Plan”), in form and substance reasonably satisfactory to Parent and Company, pursuant to which shares of Parent Common Stock, comprising an amount equal to ten percent (10%) of the fully-diluted, outstanding equity interests of Parent immediately following the Merger and Parent Financing will be reserved for issuance by Parent pursuant to, and in accordance with, the terms and conditions of such stock incentive plan, to employees, directors, consultants and other service providers of Parent and its Subsidiaries.

Section 4.17 Public Announcements. No Party shall issue any press release or make any public statement relating to this Agreement or the Contemplated Transactions without the prior written consent of, in the case of Parent, First Merger Sub or Second Merger Sub, the Company, and in the case of the Company, Parent; provided that: (a) such consent shall not be unreasonably withheld or delayed and (b) any Party may make any public disclosure if, on the advice of legal counsel, it is required to do so by applicable Law or pursuant to any listing agreement with any national securities exchange or stock market (in which case the Party required to make the disclosure shall consult with the other Party to the extent possible and allow reasonable time to comment thereon prior to issuance or release).

Section 4.18 Company RSU. At the First Effective Time, each Company RSU that is outstanding immediately prior to the First Effective Time under the Company Incentive Plan will be exchanged for restricted shares of Parent Common Stock that shall have, and be subject to, the same terms and conditions (including vesting terms) set forth in the Company Incentive Plan and the applicable Company Restricted Stock Unit Award agreements relating thereto, as in effect immediately prior to the First Effective Time, in an amount equal to the number of Company RSU outstanding with respect to such Company Restricted Stock Unit Award immediately prior to the First Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. Parent shall file with the SEC, promptly after the First Effective Time, a registration statement on Form S-8 (or any successor or alternative form), relating to the shares of Parent Common Stock issuable with respect to the Company RSU’s assumed by Parent in accordance with this Section 4.18. All exchanged restricted shares of Parent Common Stock pursuant to this Section 4.18, shall be granted to Israeli participants pursuant to Section 102 of the Income Tax Ordinance 1961 (“Section 102”) assumed by Parent and shall be allocated or issued to a trustee as determined by the Parent (the “Trustee”) who shall serve as Section 102 trustee and shall hold such exchanged restricted shares of Parent Common Stock, issued shares of Parent Common Stock and other deliverables, for the benefit of the Israeli participants for such period of time as required by Section 102. The Parent shall make any necessary arrangement to (i) enter into an agreement with the Trustee, (ii) take any and all actions required to deliver the exchanged restricted shares of Parent Common Stock and any consideration received from the sale of the Parent Common Stock, to the Trustee and (iii) take all necessary to apply for a tax ruling to the Israeli tax authorities, prior to the Effective Date, for the continued Section 102 tax treatment to the exchanged restricted shares of Parent Common Stock.

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Article V

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing Date, of each of the following conditions:

Section 5.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

Section 5.2 Certificate of Designation. Parent shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware.

Section 5.3 Parent Financing. The Securities Purchase Agreement shall be in full force and effect or will take effect substantially simultaneously with the Closing, and cash proceeds not less than the Note Concurrent Investment Amount shall have been received by Parent, or will be received by Parent substantially simultaneously with the Closing, in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

Section 5.4 Stock Exchange Listing. The Parent Common Stock Payment Shares and the shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock Payment Shares to be issued in connection with the Contemplated Transactions shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 5.5 Public Offering Registration Statement. The Public Offering Registration Statement shall be filed with the SEC simultaneously or immediately after the Closing.

Article VI

CLOSING DELIVERIES OF THE COMPANY

The obligations of Parent and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

Section 6.1 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) the Allocation Certificate; and

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(b) all necessary consents, notices, waivers and approvals of parties, in a form reasonably acceptable to the Parent, in each case, to any Contract set forth on Schedule 6.2(c) attached hereto.

Section 6.2 FIRPTA Certificate. Parent shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company, and in form and substance reasonably acceptable to Parent; provided, that the Parent’s sole remedy for the Company’s failure to deliver such documentation shall be to withhold pursuant to Section 1.11.

Article VII

CLOSING DELIVERIES OF PARENT

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

Section 7.1 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) the Parent Outstanding Shares Certificate;

(b) a written resignation, in a form reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by each of the officers and directors of Parent who are not to continue as officers or directors, as the case may be, of Parent after the Closing pursuant to Section 4.9 hereof;

(c) certified copies of the resolutions duly adopted by the Parent Board and in full force and effect as of the Closing authorizing the appointment of the directors and officers set forth in Section 4.9; and

(d) all necessary consents, notices, waivers and approvals of parties, in a form reasonably acceptable to the Company, in each case, to any Contract set forth on Schedule 7.1(e) attached hereto.

Section 7.2 Parent Support Agreement. The Company shall have received the Parent Stockholder Support Agreements duly executed by each of the stockholders set forth on Section A-2 of the Parent Disclosure Schedule, each of which shall be in full force and effect.

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Article VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants that by their terms survive the First Effective Time and this Section 8 shall survive the First Effective Time.

Section 8.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors (or managers as applicable) of the Surviving Entity and Parent at any time; provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Surviving Entity and Parent.

Section 8.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 8.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 8.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.8 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

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Section 8.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 8.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

Section 8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Pacific Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

(i)	if to Parent or Merger Subs:

NanoVibronix, Inc.
969 Pruitt Place

Tyler, TX 75703

Attention: Brian Murphy, CEO
Email Address: bmurphy@nanovibronix.com

with a copy (which shall not constitute notice) to:

Pierson Ferdinand LLP

1270 Avenue of the Americas

7th Floor- 1050

New York, NY 10020

Attention: Ira A. Greenstein
Email Address: ira.greenstein@pierferd.com

(ii)	if to the Company:

ENvue Medical Holdings, Corp.
762 W. Algonquin Road
Arlington Heights, IL 60005
Attention: Dr. Doron Besser, President and CEO
Email Address: doronb@envizionmed.com

with a copy (which shall not constitute notice) to:

Haynes and Boone LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attention: Rick A. Werner; Simin Sun; Alla Digilova

Email Address: rick.werner@haynesboone.com;

simin.sun@haynesboone.com; alla.digilova@haynesboone.com

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Section 8.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

Section 8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.12 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 4.4) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 8.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(g) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment to any third party, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such items are material to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Company Material Adverse Effect or a Parent Material Adverse Effect. The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(i) Each of “delivered” or “made available” means, with respect to any documentation, that (i) prior to 11:59 p.m. (Eastern Time) on the date that is two (2) Business Days prior to the date of this Agreement (A) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (B) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system or (ii) delivered by or on behalf of a Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

(j) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 8.14 Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ENVUE MEDICAL HOLDINGS, CORP.

By:	/s/ Dr. Doron Besser
Name:	Dr. Doron Besser
Title:	Chief Executive Officer

NVEH MERGER SUB I, INC.

By:	/s/ Brian Murphy
Name:	Brian Murphy
Title:	Chief Executive Officer

NVEH MERGER SUB II, LLC

By:	/s/ Brian Murphy
Name:	Brian Murphy
Title:	Chief Executive Officer

NANOVIBRONIX, INC.

By:	/s/ Brian Murphy
Name:	Brian Murphy
Title:	Chief Executive Officer

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A)

“2014 Incentive Plan” means that 2014 Long-Term Incentive Plan of Parent, as disclosed in Parent SEC Documents.

“2024 Incentive Plan” means that 2024 Long-Term Incentive Plan of Parent, as disclosed in Parent SEC Documents.

“Acquired Company” or “Acquired Companies” mean Company and its direct and indirect Subsidiaries.

“Acquiring Company” or “Acquiring Companies” mean Parent and its direct and indirect Subsidiaries.

“Affiliate” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” has the meaning set forth in Section 4.12(a).

“Antitrust Laws” has the meaning set forth in Section 2.3(d).

“Anti-Corruption Laws” has the meaning set forth in Section 2.12(k).

“Board Approval” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 1.7.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York, are authorized or obligated by Law to be closed.

“Buy-In” has the meaning set forth in Section 4.8(b).

“Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of Parent Convertible Preferred Stock in the form attached hereto as Exhibit B.

“Certificates of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.5(a).

“Charter Amendment Proposal” has the meaning set forth in Section 4.1(a)(iii).

Exhibit A

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Partners” means any of the Company’s or any of its Subsidiaries’ licensees or licensors or any third party with which the Company or any of its Subsidiaries has entered into a Contract that relates to the research, development, supply, manufacturing, testing, distribution, import, export or commercialization of any product.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” has the meaning set forth in Section 2.5(a).

“Company Board” has the meaning set forth in Section 2.3(b).

“Company Capital Stock” has the meaning set forth in Section 2.2(a).

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Contract” has the meaning set forth in Section 2.11(b).

“Company Data” means all data and information Processed by or for the Company or any of its Subsidiaries.

“Company Data Partners” has the meaning set forth in Section 2.8(e).

“Company Disclosure Schedule” has the meaning set forth in Article II.

“Company Documents” has the meaning set forth in Section 2.3(a).

“Company Financials” has the meaning set forth in Section 2.5(a).

“Company Incentive Plan” means the Company’s 2024 Equity Incentive Plan.

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, the Company.

“Company IT Assets” means with respect to the Acquired Companies, the computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Company Lookback Date” has the meaning set forth in Section 2.5(c).

Exhibit A

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (e) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (e) shall not apply to any representation or warranty (or condition to the consummation of the Merger relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, or (f) resulting from the taking of any action required to be taken by this Agreement; except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting the Company, taken as a whole, relative to other similarly situated companies in the industries in which the Company operates.

“Company Permits” has the meaning set forth in Section 2.8(b).

“Company Personal Information” has the meaning set forth in Section 2.8(d).

“Company Privacy Policy” has the meaning set forth in Section 2.8(d).

“Company RSU” means a share of Company Common Stock that is subject to repurchase by, or forfeiture to, Company pursuant to restricted stock or similar agreements with Company.

“Company Security Incident” has the meaning set forth in Section 2.8(e).

“Company Signatories” has the meaning set forth in the Recitals.

“Company Stock Certificate” has the meaning set forth in Section 1.7.

“Company Stockholder Matters” has the meaning set forth in the Recitals.

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company as of September 30, 2024 provided to Parent prior to the date of this Agreement.

“Confidentiality Agreement” means that that certain Mutual Nondisclosure Agreement, dated as of December 19, 2024, between the Parties.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, Parent Support Agreements, the Securities Purchase Agreement, the filing of the Public Offering Registration Statement and the other transactions and actions contemplated by this Agreement to be consummated at or prior to the Closing (but not, for the avoidance of doubt, the actions proposed to be taken as the Parent Stockholders’ Meeting following the Closing pursuant to Section 4.1).

Exhibit A

“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Convertible Note” means the convertible promissory notes listed on Schedule 2.6(d) of the Company Disclosure Schedule.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals, modifications, and extensions of registrations, together with all other interests accruing by reason of international copyright.

“D&O Indemnified Parties” has the meaning set forth in Section 4.4(a).

“Data Processing Policy” means each policy, statement, representation, or notice of the Company, Parent or their respective Subsidiaries relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Drug/Device Regulatory Agency” has the meaning set forth in Section 3.9(b).

“DTC” has the meaning set forth in Section 4.8(b).

“DWAC” has the meaning set forth in Section 4.8(b).

“Effect” means any effect, change, event, circumstance, or development.

“EMA” has the meaning set forth in Section 2.12(h).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Exhibit A

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health (as it relates to exposure to Hazardous Materials) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 2.3(d).

“Exchange Agent” has the meaning set forth in Section 1.8(a).

“Exchange Fund” has the meaning set forth in Section 1.8(a).

“Exchange Ratio” means 41.7009.

“Excluded Contracts” means (i) any non-exclusive Contract concerning “off-the-shelf” or similar computer software that is available on commercially reasonable terms, (ii) standard non-disclosure, confidentiality and material transfer Contracts granting non-exclusive rights to Company Owned IP Rights or Parent Owned IP Rights (as applicable) and entered into in the ordinary course of business, (iii) Contracts that have expired on their own terms or were terminated and for which there are no material outstanding obligations, and (iv) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.

“FDA” has the meaning set forth in Section 2.12(a).

“FDCA” has the meaning set forth in Section 2.12(a).

“First Certificate of Merger” has the meaning set forth in Section 1.3.

“First Effective Time” has the meaning set forth in Section 1.3.

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Preamble.

“First Merger Sub Board” means the board of directors of First Merger Sub.

“First Step Surviving Corporation” has the meaning set forth in Section 1.1.

Exhibit A

“GAAP” has the meaning set forth in Section 2.5(a).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, approval, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including NASDAQ).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or byproducts.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.).

“Holder” has the meaning set forth in Section 4.8(b).

“Indebtedness” means (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements;(v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date. For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“Intellectual Property Rights” means and includes all intellectual property or other proprietary rights under the laws of any jurisdiction in the world, including, without limitation: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, provisionals, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for past, present or future infringement of any of the foregoing.

Exhibit A

“Intended Tax Treatment” has the meaning set forth in Section 4.7.

“IRS” means the United States Internal Revenue Service.

“Israeli Employees” has the meaning set forth in Section 3.18(a).

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of NASDAQ or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Liability” has the meaning set forth in Section 2.5(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.5.

“Merger Subs” has the meaning set forth in the Preamble.

“New Incentive Plan” has the meaning set forth in Section 4.16.

“NASDAQ” means the Nasdaq Capital Market.

“NASDAQ Listing Application” has the meaning set forth in Section 4.6.

“Note Concurrent Investment Amount” means $500,000 as contemplated by the Securities Purchase Agreement.

Exhibit A

“Ordinance” means the Israeli Income Tax Ordinance New Version, 5721-1961, as amended, and the rules and regulations promulgated thereunder.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent” has the meaning set forth in the Preamble.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent.

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of December 31, 2024 (the “Parent Balance Sheet Date”) provided to the Company prior to the date of this Agreement.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the Common Stock, $0.001 par value per share, of Parent.

“Parent Common Stock Consideration Cap” has the meaning set forth in Section 1.5.

“Parent Common Stock Payment Shares” has the meaning set forth in Section 1.5.

“Parent Contract” has the meaning set forth in Section 3.16(b).

“Parent Convertible Preferred Stock” means Parent’s non-voting convertible preferred stock, par value $0.001 per share, with the rights, preferences, powers and privileges specified in the Certificate of Designation.

“Parent Data” means all data and information Processed by or for Parent or any of its Subsidiaries.

“Parent Data Partners” has the meaning set forth in Section 3.9(l).

“Parent Disclosure Schedule” has the meaning set forth in Article III.

“Parent Documents” has the meaning set forth in Section 3.3(a).

“Parent Environmental Permits” has the meaning set forth in Section 3.14(c).

“Parent Employee Plans” has the meaning set forth in Section 3.12(a).

“Parent Financials” has the meaning set forth in Section 3.5(f).

Exhibit A

“Parent Financing” means an acquisition of convertible notes of Parent to be consummated concurrently with the Closing pursuant to the Securities Purchase Agreement with aggregate gross cash proceeds to Parent of at least the Note Concurrent Investment Amount.

“Parent Insurance Policies” has the meaning set forth in Section 3.17(a).

“Parent IP” means all Intellectual Property Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, Parent or its Subsidiaries.

“Parent Lookback Date” has the meaning set forth in Section 3.5(a).

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) general business or economic conditions affecting the industry in which Parent operates, (b) acts of war, armed hostilities or terrorism, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Body in response thereto, (c) changes in financial, banking or securities markets, (d) the taking of any action required to be taken by this Agreement, (e) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (f) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP); (g) resulting from the announcement of this Agreement or the pendency of the Contemplated Transactions; provided, that this clause (e) shall not apply to any representation or warranty (or condition to the consummation of the Merger relating to such representation or warranty) to the extent the representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the Contemplated Transactions; or (h) resulting from the taking of any action or the failure to take any action, by Parent that is required to be taken by this Agreement, except in each case with respect to clauses (a) through (c), to the extent disproportionately affecting Parent relative to other similarly situated companies in the industries in which Parent operates.

“Parent Material Contract(s)” has the meaning set forth in Section 3.13(a).

“Parent Option” has the meaning set forth in Section 3.2(b).

“Parent Outstanding Shares Certificate” has the meaning set forth in Section 4.12(b).

“Parent Owned IP Rights” has the meaning set forth in Section 3.8.

“Parent Permits” has the meaning set forth in Section 3.9(b).

“Parent Personal Information” has the meaning set forth in Section 3.9(k).

Exhibit A

“Parent Preferred Stock” has the meaning set forth in Section 3.2(a).

“Parent Preferred Stock Payment Shares” has the meaning set forth in Section 3.2(a).

“Parent Privacy Policy” has the meaning set forth in Section 3.9(k).

“Parent Product Candidates” has the meaning set forth in Section 3.9(d).

“Parent Regulatory Permits” has the meaning set forth in Section 3.9(d).

“Parent SEC Documents” has the meaning set forth in Section 3.5(a).

“Parent Securities” has the meaning set forth in Section 4.8(b).

“Parent Security Interest” has the meaning set forth in Section 3.9(l).

“Parent Signatories” has the meaning set forth in the Recitals.

“Parent Stock Plans” means collectively the 2014 Incentive Plan and the 2024 Incentive Plan, each as may be amended from time to time.

“Parent Stockholder Matters” has the meaning set forth in Section 4.1(a)(iii).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 4.1(a)(iii).

“Parent Support Agreements” has the meaning set forth in the Recitals.

“Parent Warrant” has the meaning set forth in Section 3.2(b).

“Party” or “Parties” means the Company, First Merger Sub, Second Merger Sub and Parent.

“Permitted Encumbrance” means: (a) any Encumbrance for current Taxes not yet due and payable or for Taxes that are being contested in good faith and, in each case, for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable, in accordance with GAAP; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Parent, as applicable; (c) liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or any of its Subsidiaries or Parent, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies the payment for which is not delinquent.

“Person” means any individual, Entity or Governmental Body.

“PHSA” has the meaning set forth in Section 3.9(c).

“Public Offering Registration Statement” has the meaning set forth in the Recitals.

Exhibit A

“Preferred Stock Conversion Proposal” has the meaning set forth in Section 1.5.

“Principle Trading Market” means the trading market on which Parent Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement and the Closing Date, shall be NASDAQ.

“Privacy and Data Processing Requirements” means any applicable (i) Law relating to privacy, data protection, or security, including without limitation the data privacy and security provisions of HIPAA, (ii) Data Processing Policy, or (iii) requirement of any self-regulatory organization, industry standard (including, as applicable, the Payment Card Industry Data Security Standard), or Contract by which the Company, Parent or their respective Subsidiaries are bound relating to the Processing of Company Data or Parent Data (as applicable), privacy, data protection, or security, including, in each case of (i) through (iii), in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“Process” means, with respect to any data, information, or information technology system, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Proxy Statement” has the meaning set forth in Section 4.2(a).

“Reference Date” means February 10, 2025.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, and all applications for any of the foregoing.

“Registration Statement Effective Date” has the meaning set forth in Section 4.8(b).

“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Parent Stockholder Vote” means the affirmative vote of (A) a majority of the shares present in person or represented by proxy at the Parent Stockholders’ Meeting and entitled to vote on the proposal to approve the proposals described in Section 4.1(a)(i) and Section 4.1(a)(ii) and (B) a majority of the votes cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 4.1(a)(iii).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” has the meaning set forth in Section 2.3(d).

“SEC Website” has the meaning set forth in Section 3.5(a).

Exhibit A

“Second Certificate of Merger” has the meaning set forth in Section 1.3.

“Second Effective Time” has the meaning set forth in Section 1.3.

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Second Merger Sub Board” means the board of managers of Second Merger Sub.

“Securities Act” has the meaning set forth in Section 3.5(a).

“Section 102” has the meaning set forth in Section 4.18.

“Securities Purchase Agreement” has the meaning set forth in the Recitals.

“Stockholder Written Consent” has the meaning set forth in the Recitals.

“Subsidiary” An entity shall be deemed to be a ‘subsidiary’ of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Surviving Entity” has the meaning set forth in Section 1.1.

“Standard Settlement Period” means the standard settlement period for the Principle Trading Market, expressed in a number of trading days, as in effect on the applicable date, which as of the date of this Agreement is “T+2.”

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any (i) federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, or interest or additional amount imposed by a Governmental Body with respect thereto (or attributable to the nonpayment thereof) and (ii) any liability for payment of amounts described in clause (i), whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, pursuant to a Contract, through operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Law relating to any Tax.

Exhibit A

“Transaction Costs” means the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the related documentation as applicable, and the consummation of the Contemplated Transactions, for (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Contemplated Transactions, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Contemplated Transactions) that become due or payable to any director, officer, employee or consultant of such Person in connection with the consummation of the Contemplated Transactions and, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Contemplated Transactions, or any payment or consideration arising under or in relation to obtaining any Consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Contemplated Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid.

“Transfer Agent” means VStock Transfer, LLC, the current transfer agent of the Parent, or any successor transfer agent for the Parent.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Trustee” has the meaning set forth in Section 4.18.

“Unlegended Share Delivery Date” has the meaning set forth in Section 4.8(b).

“Unrestricted Conditions” has the meaning set forth in Section 4.8(b).

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing mass layoff statute, rule or regulation.

“Withholding Agent” has the meaning set forth in Section 1.11.

Exhibit A

EXHIBIT B

FORM OF CERTIFICATE OF DESIGNATION

[See attached.]

Exhibit B

EXHIBIT C

FORM OF PARENT STOCKHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of February 13, 2025, by and among ENvue Medical Holdings, Corp., a Delaware corporation (the “Company”), NanoVibronix, Inc., a Delaware corporation (“Parent”), and the undersigned holder (the “Stockholder”) of Shares (as defined below) of Parent. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Parent, the Company, NVEH Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “First Merger Sub”) and NVEH Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (the “Second Merger Sub”) and together with the First Merger Sub the “Merger Subs”), have entered into an Agreement and Plan of Merger, dated of even date herewith (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which (i) First Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent (the “First Merger”) and (ii) the Company will merge with and into Second Merger Sub with Second Merger Sub surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent (the “Second Merger” and together with the First Merger the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) and has sole or shared voting power with respect to such number of Shares, and holds Parent Options or Parent Warrants to acquire the number of Shares, as indicated in Appendix A.

WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, each Stockholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent entering into the Merger Agreement, each Stockholder, Parent and the Company agree as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:

Exhibit C-1

(a) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

(b) “Shares” means (i) all shares of Parent Capital Stock owned, beneficially or of record, by the Stockholder as of the date hereof, (ii) all additional shares of Parent Capital Stock acquired by the Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as defined below) and (iii) any shares of capital stock or other equity securities of Parent that such Stockholder acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution and delivery of this Agreement and expiring on the Expiration Date, whether by exercise of any Parent Options or Parent Warrants or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares.

(c) “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Transfer and Voting Restrictions. The Stockholder covenants to the Company and Parent as follows:

(a) Except as otherwise permitted by Section 2(c), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, the Stockholder shall not Transfer any of the Stockholder’s Shares, or publicly announce its intention to Transfer any of its Shares.

(b) Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Body, the Stockholder will not commit any act that would restrict the Stockholder’s legal power, authority and right to vote all of the Shares held by the Stockholder or otherwise prevent or disable the Stockholder from performing any of his, her or its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement, and as otherwise permitted by this Agreement, the Stockholder shall not enter into any voting agreement with any person or entity with respect to any of the Stockholder’s Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares in favor of the Parent Stockholder Matters and against any competing proposals.

(c) Except as otherwise permitted by this Agreement or otherwise permitted or required by order of a court of competent jurisdiction or a Governmental Body, the Stockholder will not enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect Transfer of any right, title or interest (including any right or power to vote to which the holder thereof may be entitled whether such right or power is granted by proxy or otherwise) to any Shares or take any action that would reasonably be expected to make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of restricting the Stockholder’s legal power, authority and right to vote all of the Shares or would otherwise prevent or disable such Stockholder from performing any of such Stockholder’s obligations under this Agreement.

Exhibit C-2

(d) Notwithstanding anything else herein to the contrary, the Stockholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy, (ii) to any investment fund or other entity controlled or managed by the Stockholder or the investment adviser or general partner of the Stockholder, or an entity under common control or management with the Stockholders (in each case, directly or indirectly), (iii) to any member of the Stockholder’s immediate family (or, if the Stockholder is a corporation, partnership or other entity, to an immediate family member of a beneficial owner of the Shares held by the Stockholder), (iv) to any trust or other entity for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder (or, if the Stockholder is a corporation, partnership or other entity, for the direct or indirect benefit of an immediate family member of a beneficial owner of the Shares held by the Stockholder) or otherwise for estate tax or estate planning purposes, (v) in the case of a Stockholder who is not a natural person, by pro rata distributions from the Stockholder to its members, partners, or shareholders pursuant to the Stockholder’s organizational documents, (vi) with respect to such Stockholder’s Parent Options or Parent Warrants (and any Shares underlying such Parent Options or Parent Warrants) which expire on or prior to the Expiration Date, Transfers of Shares to Parent (or effecting a “net exercise” of a Parent Option or Parent Warrant) as payment for the (a) exercise price of such Stockholder’s Parent Options or Parent Warrants and (b) taxes applicable to the exercise of such Stockholder’s Parent Options or Parent Warrants, (vii) transfers to another holder of capital stock of Parent that has signed a support agreement that is reasonably acceptable to the Company, (viii) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion; provided, that in the cases of clauses (i)-(viii), (1) such Transferred Shares shall continue to be bound by this Agreement and (2) the applicable direct transferee (if any) of such Transferred Shares shall have executed and delivered to Parent and the Company a support agreement substantially identical to this Agreement upon consummation of the Transfer, (ix) purchased from Parent on or about the Closing Date but prior to the Closing or (x) to the extent required by applicable Law.

(e) Notwithstanding anything to the contrary herein, nothing in this Agreement shall obligate the Stockholder to exercise any option or any other right to acquire any shares of Parent Common Stock.

3. Agreement to Vote Shares. The Stockholder covenants to the Company and Parent as follows:

(a) Until the Expiration Date, at any meeting of the stockholders of Parent, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent, the Stockholder shall (i) appear at such meeting as present (in person or by proxy) for purposes of calculating a quorum and (ii) vote, or exercise its right to consent with respect to, all Shares held by the Stockholder (A) in favor of the Parent Stockholder Matters, and (B) against any agreement, transaction or other matter that is intended to, or would reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the Parent Stockholder Matters or the conversion of the Series X Preferred Stock (the “Contemplated Transactions”). Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

Exhibit C-3

(b) If the Stockholder is the beneficial owner, but not the record holder, of Shares, the Stockholder agrees to take all actions necessary to cause the record holder and any nominees to be present (in person or by proxy) and vote all the Stockholder’s Shares in accordance with this Section 3.

(c) In the event of a stock split, stock dividend or distribution, or any change in the capital stock of Parent by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4. Action in Stockholder Capacity Only. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record holder and/or beneficial owner, as applicable, of its Shares and not in the Stockholder’s capacity as a director or officer of Parent. Nothing herein shall limit or affect the Stockholder’s ability to act as an officer or director of Parent.

5. Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to its Shares. In the event and to the extent that the Stockholder fails to vote the Shares in accordance with Section 3 at any applicable meeting of the stockholders of Parent or pursuant to any applicable written consent of the stockholders of Parent, the Stockholder shall be deemed to have irrevocably granted to, and appointed, Parent, and any individual designated in writing by it, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of Parent stockholders or at any meeting of Parent’s stockholders called with respect to any of the matters specified in, and in accordance and consistent with, Section 3 of this Agreement. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement and the Stockholder affirms that the proxy set forth in this Section 5 is given in connection with, and granted in consideration of, and as an inducement to the Company, Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 3. Except as otherwise provided for herein, the Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

6. [Reserved].

Exhibit C-4

7. Documentation and Information. The Stockholder shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, a copy of this Agreement, the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. Each of Parent and the Company is an intended third-party beneficiary of this Section 7.

8. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as follows:

(a) (i) The Stockholder is the beneficial or record owner of the shares of Parent Capital Stock, Parent Options, and or Parent Warrants indicated in Appendix A (each of which shall be deemed to be “held” by the Stockholder for purposes of Section 3 unless otherwise expressly stated with respect to any shares in Appendix A), free and clear of any and all Encumbrances (except for any Encumbrance that may be imposed pursuant to this Agreement, and Encumbrances arising under applicable securities or community property laws); and (ii) the Stockholder does not beneficially own any securities of Parent other than the shares of Parent Common Stock and rights to purchase shares of Parent Common Stock set forth in Appendix A.

(b) With respect to any Stockholder that is an entity, the Stockholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement.

(c) Except as otherwise provided in this Agreement, the Stockholder has full power, legal capacity and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of its Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Body). Without limiting the generality of the foregoing, the Stockholder has not entered into any voting agreement (other than this Agreement) with any person with respect to any of the Stockholder’s Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholder’s Shares, deposited any of the Stockholder’s Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Stockholder’s legal power, authority or right to vote the Stockholder’s Shares on any matter contemplated by this Agreement.

(d) This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) to or by which the Stockholder is a party or bound, or any applicable law to which the Stockholder (or any of the Stockholder’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Stockholder’s ability to perform its obligations under this Agreement.

Exhibit C-5

(e) The execution, delivery and performance of this Agreement by the Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Body, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Stockholder’s ability to perform its obligations under this Agreement.

(f) The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the other Contemplated Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the other Contemplated Transactions. The Stockholder understands that such Stockholder (and not Parent, the Company, or the Surviving Corporation) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the other Contemplated Transactions. The Stockholder understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

(g) With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

9. Termination. This Agreement shall terminate and shall cease to be of any further force or effect on the six (6) month anniversary from the date hereof (the “Expiration Date”).

10. Miscellaneous Provisions.

(a) Amendments. No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by each of the parties hereto.

(b) Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Exhibit C-6

(c) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state court of the State of New York or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the Southern District of New York, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10(c), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10(h) of this Agreement and (vi) irrevocably and unconditionally waives the right to trial by jury.

(d) Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated (except by Merger) by such party without the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect.

(e) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(g) Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof the state court of the State of New York or, to the extent such court does not have subject matter jurisdiction, the United States Southern District Court for the District of New York, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

Exhibit C-7

(h) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, (A) if to the Company or Parent, to the address, electronic mail address or facsimile provided in Section 8.8 of the Merger Agreement, including to the persons designated therein to receive copies; and/or (B) if to the Stockholder, to the Stockholder’s address, electronic mail address or facsimile shown below Stockholder’s signature to this Agreement.

(i) Confidentiality. Except to the extent required by applicable Law or regulation, the Stockholder shall hold any non-public information regarding the Company, this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until the Company and Parent have publicly disclosed their entry into the Merger Agreement and this Agreement; provided, however, that the Stockholder may disclose such information to its Affiliates, attorneys, accountants, consultants, and other advisors (provided that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein). Neither the Stockholder nor any of its Affiliates (other than Parent, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to Parent, this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable.

(j) Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Appendixes are to Sections and Appendixes of this Agreement unless otherwise specified. Any capitalized terms used in any Appendix but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

ENVUE MEDICAL HOLDINGS, CORP.

By:	Dr. Doron Besser
Title:	President

[Signature Page to Parent Stockholder Support Agreement]

PARENT:

NANOVIBRONIX, INC.

By:	Brian Murphy
Title:	Chief Executive Officer

[Signature Page to Parent Stockholder Support Agreement]

[STOCKHOLDER],
in his/her capacity as the Stockholder:

Signature: _______________________________

[Signature Page to Parent Stockholder Support Agreement]

Appendix A

Name of Stockholder	Address of Stockholder	Email Address of Stockholder	Shares of Parent Capital Stock	Shares Underlying Parent Options	Shares Underlying Parent Warrants